Exhibit 10.1

CONFIDENTIAL TREATMENT

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of June 2, 2004 (the “Effective Date”), is between CUBIST PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (together with its Affiliates referred to herein as “CUBIST”) and XTL BIOPHARMACEUTICALS LTD., a corporation organized and existing under the laws of Israel (together with its Affiliates referred to herein as “XTL”).  XTL and CUBIST are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

Background

XTL has developed monoclonal antibodies that are active against Hepatitis B using XTL Know-How and has rights to XTL Patent Rights.  CUBIST desires to obtain a license under the XTL Patent Rights and XTL Know-How upon the terms and conditions set forth herein in order to Obtain Regulatory Approval and commercialize such monoclonal antibodies, and XTL desires to grant such a license.  In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

Terms

Section 1.                                          DEFINITIONS.

1.1                               Defined Terms.  Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

“Additional HBV Products” shall mean any and all compounds, products, methods or systems, other than a Product or a Directly Competitive Product, in any formulation for the treatment or prevention of Hepatitis B, that is Controlled by XTL as of the Effective Date or at any time during the term of this Agreement.

“Affiliate” shall mean, with respect to any Person, (a) any other Person of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled, or held, directly or indirectly by, or under common ownership or control with, such Person; or (b) any other Person that, directly or indirectly, owns, controls, or holds fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Person.

“Aggregate Designated Costs” shall have the meaning set forth in Section 7.4.

“Approved Third Party Licenses” shall have the meaning set forth in Section 12.10(c).

“Change of Control” shall mean, with respect to either Party, that a Third Party shall have become the beneficial owner of securities representing at least fifty percent (50%) or more of the aggregate voting power of the then outstanding voting securities of such Party, or any sale by such Party of all or substantially all of such Party’s assets; provided that in no event shall the sale by a Party of securities in connection with a financing or offering undertaken to raise working capital be deemed to be a Change of Control unless, as a result of such financing or offering, a Person owns 50% or more of the voting power of the Party.

“Code” shall have the meaning set forth in Section 13.6(d).

“Combination Product” shall mean (a) any product, or biologic or pharmaceutical composition comprising, among other things, at least two distinct active ingredients, one of which shall be a Product and at least one of the other active ingredients is not a Product, or (b) two or more products, or biologic or pharmaceutical compositions that are marketed and sold together in the same package, where at least

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

one of such products, or biologic or pharmaceutical compositions is a Product and at least one of the other products, or biologic or pharmaceutical compositions are not Products (including, without limitation, (i) a pharmaceutical or biologic composition containing an active ingredient distinct from the active ingredient of such Product, (ii) a delivery device or (iii) a delivery system).

“Commercialize” shall mean all activities relating to the commercialization of a Product including, without limitation, promotion, marketing, sales and distribution, whether conducted by a Party or for such Party by another, and “Commercialization” shall be interpreted accordingly.

“Commercially Reasonable Efforts” means (a) with respect to any objective by any Party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any CUBIST objective to Obtain Regulatory Approval of or Commercialize any Product, efforts and resources normally used by such Party with respect to a product owned by such Party or to which such Party has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account all relevant factors in all relevant jurisdictions, taken as a whole, including, but not limited to, issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product (including whether the Product is reasonably likely to infringe the intellectual property or other proprietary rights of a Third Party in any jurisdiction), the regulatory structure involved and the Regulatory Approval for the Product in each jurisdiction (including but not limited to, the extent of the indications for such Product has been approved), the level of reimbursement available for the Product in each jurisdiction, and the perceived market potential of the Product (including the anticipated profitability of the Product).

“Consent Agreement” shall mean that certain Consent and Amendment Agreement by and among CUBIST, XTL, and Yeda executed on or about the Effective Date.

“Contract Year” shall mean each twelve month period during the term of this Agreement commencing on January 1, and ending on December 31; provided that the first Contract Year during the term of this Agreement will commence on the Effective Date and end on December 31 and the last Contract Year during the term of this Agreement will commence on January 1 and end upon expiration or termination of this Agreement.

“Control” shall mean with respect to (a) any item of information or (b) any intellectual property right or (c) any HBV Antibody (including any intellectual property or other proprietary right embodied therein or related thereto, including without limitation any method or process of manufacturing thereof or any use thereof), the possession of the right (whether directly or indirectly and whether by ownership, license or otherwise, other than pursuant to this Agreement) by a Party to grant to the other Party access or a license as provided in this Agreement under such item of information or intellectual property right without violating the terms of any agreement or other arrangements existing before or after the Effective Date between such Party and any Third Party, and the term “Controlled” shall be interpreted accordingly.

“Coordinator” shall have the meaning set forth in Section 3.2.

“CUBIST Designated Costs” shall mean, with respect to any period, the Designated Costs attributed to CUBIST.

“CUBIST Indemnitees” shall have the meaning set forth in Section 11.3(b).

“CUBIST Inventions” shall have the meaning set forth in Section 12.1.

“CUBIST Know-How” shall mean all inventions (including without limitation all CUBIST Inventions), discoveries, improvements, methods, processes, formulas, materials, data, know-how, technology, trade secrets and information, whether or not patentable, that (a) are owned or Controlled by CUBIST as of the Effective Date or at any time during the term of this Agreement, (b) are not, as of the Effective Date or at any time thereafter, in the public domain or generally known or available to the public or disclosed in any CUBIST Patents, and (c) are necessary or useful to Obtain Regulatory Approval, manufacture, market, promote, sell, import or export Products in the Territory.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

“CUBIST Patents” shall mean any and all Patents that: (a) are owned or Controlled by CUBIST as of the Effective Date or at any time during the term of this Agreement; and (b) claim or cover any invention (including, without limitation, any CUBIST Invention), discovery, improvement, method, process, formula, material, trade secret, technology, data or information, solely to the extent necessary or useful to Obtain Regulatory Approval, manufacture, market, promote, sell, import or export Products in the Territory; provided, however, that the CUBIST Patents are all to the extent and only to the extent that CUBIST has the right to grant licenses or sublicenses thereunder.

“CUBIST Trademark” shall mean any Trademark Controlled by CUBIST.

“Designated Costs” shall mean the direct costs and expenses, in Dollars, excluding any general and administrative overhead costs and expenses, actually incurred from and after the Effective Date in performing those activities that are necessary or advisable to Obtain Regulatory Approval for a commercially viable formulation of HepeX-B for the prevention of recurrent Hepatitis B infections in liver transplant patients in the Territory.  Subject to the foregoing provisions of this definition, Designated Costs shall include: internal human resources costs of either Party (calculated using actual local salary and employee benefit rates for each Full Time Equivalent), expenses paid to contractors, consultants or other third parties (such as testing laboratories, clinical consultants, clinical research organizations, contract manufacturing organizations and preclinical laboratories), including costs and expenses associated with regulatory fees (such as PDUFA fees), laboratory supplies, office supplies, travel expenses, and reasonable allocations of facility and information technology costs.  Designated Costs shall not include expenses for corporate overhead, profit margin, expenses for market research, manufacture or supply for commercial use, commercial launch and other Commercialization activities, post-marketing studies not required as a condition to Obtaining Regulatory Approval in the Territory, or participation on the Joint Alliance Team.  If the Parties are unable to agree whether a particular cost or expense is a Designated Cost, either Party may submit the matter to the dispute resolution procedures set forth in Section 14.

“Directly Competitive Product” shall mean any pharmaceutical or biologic composition (other than a Product Commercialized by or for CUBIST or its Affiliates or Sublicensees) that contains an HBV Antibody in any formulation for the treatment or prevention of Hepatitis B.

“Disagreement Notice” shall have the meaning ascribed to it in Section 2.2.

“Dollars” shall mean U.S. dollars.

“ECACC” shall mean the European Collection of Cell Cultures.

“FDA” shall mean the United States Food and Drug Administration and any successor agency.

“First Commercial Sale” shall mean, with respect to a Product, any transfer for value in an arm’s-length transaction to a Third Party distributor, agent or end user in a country or jurisdiction after obtaining all necessary Regulatory Approvals as may be necessary for such transfer in such country or jurisdiction.

“HBIg” shall mean the immunoglobulin product containing polyclonal antibodies (derived from human plasma) to hepatitis B surface antigen, and occasionally referred to as “HBIg”.

“HBV Antibody” shall mean any and all human or humanized monoclonal immunoglobulins, including intact immunoglobulin molecules and any portion or fragment of an immunoglobulin molecule, [*], that is directed to and binds to the Hepatitis B virus or any portion of the Hepatitis B virus.

“HepeX-B” shall mean, without regard to the actual trade name used, any Product containing the human monoclonal antibody [*], and the human monoclonal antibody [*], and no other antibodies or fragments of other antibodies.

“HepeX-B Plan” shall have the meaning set forth in Section 5.2.

“ICC” shall have the meaning set forth in Section 14.2(a).

“ICC Rules” shall have the meaning set forth in Section 14.2(a).

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

“IND” shall mean an Investigational New Drug Application, or its foreign equivalent, regarding Product filed with a Regulatory Authority.

“Joint Alliance Team” shall have the meaning set forth in Section 3.1.

“Joint Invention” shall have the meaning set forth in Section 12.1.

“Joint Patent” shall have the meaning set forth in Section 12.2.

“Know-How Royalty Rate” shall have the meaning set forth in Section 10.2.

“Legal Opinion” shall mean a legal opinion that satisfies each of the following conditions: (a) is addressed to CUBIST for CUBIST’s benefit, (b) provides that CUBIST’s exercise of its rights and licenses under, and its activities under and pursuant to, this Agreement, to Obtain Regulatory Approval, make, have made, use, promote, market, sell, have sold, offer to sell, import, export, and Commercialize HepeX-B, would not infringe or misappropriate the intellectual property rights addressed in that opinion (including by literal infringement and infringement under the doctrine of equivalents and/or other applicable legal standards), or that such intellectual property rights are invalid or unenforceable, (c) is provided by a nationally recognized United States law firm reasonably acceptable to both Parties, and (d) was obtained in connection with a joint defense agreement pursuant to which such nationally recognized law firm enters into an attorney-client relationship with both XTL and CUBIST for the purpose of providing such legal opinion.

“Losses” shall have the meaning set forth in Section 11.3(a).

“Marketing Inquiry” shall have the meaning ascribed to it in Section 2.2.

“Major Markets” shall mean the United States of America, the United Kingdom, Spain, Italy, France, Germany and Japan.

“Milestone Event” shall have the meaning set forth in Section 9.2(a).

“Net Sales” shall mean the aggregate gross sales [*] by CUBIST from sales of a Product sold directly by CUBIST or its Affiliate to a Third Party (that is not an Affiliate or Sublicensee of CUBIST unless the Affiliate or Sublicensee is the end user of the Product) after deducting, if not previously deducted, from the amount received the following amounts related specifically to such sales and not otherwise recovered or reimbursed to CUBIST or its Affiliate: (a) trade and quantity discounts in amounts customary in the trade and actually allowed and taken; (b) returns, rebates, credits and allowances in amounts customary in the trade; (c) chargebacks paid on sale or dispensing of Product; and (d) sales or excise taxes, freight, postage, transportation, insurance charges, custom duties and other governmental charges.

For purposes of clarification, sales of a Product sold directly by a Sublicensee shall not be included in the calculation of Net Sales, and amounts received by CUBIST and its Affiliates for the sale of Products among CUBIST and its Affiliates for resale shall not be included in the computation of Net Sales hereunder.

In the event that a Product is sold as a component of a Combination Product, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/(A+B) where A equals the average selling price of such Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product sold separately in finished form, in each case in the relevant country in which sales were made.  In the event that no separate sale of either Product or the relevant other product is made during the applicable royalty reporting period and in the relevant country in which the sale of the Combination Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Combination Product by a fraction (C/(C+D)), where C equals CUBIST’s standard fully-absorbed cost of Product and D equals the standard fully-absorbed cost of the relevant other product, in each case determined in accordance with United States generally accepted accounting principles for the relevant country in which sales were made.  If the relevant other product is sold separately in finished form and Product is not, then Net Sales shall be determined by

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

multiplying the Net Sales of the Combination Product by the fraction (E – B)/E, where E equals the average selling price of the Combination Product for the country in which sales were made.

“Obtain Regulatory Approval” shall mean those actions required or advisable to prepare and submit commercially viable Products for Regulatory Approval as soon as reasonably practicable, including without limitation formulation, modification and refinement activities, determination of dosage, conducting clinical trials, and labeling the Products.

“OCS” shall have the meaning set forth in Section 11.2(h).

“OCS Technology” shall have the meaning set forth in Section 12.1.

“Patent Royalty Rate” shall have the meaning set forth in Section 10.1.

“Patents” shall mean (a) unexpired letters patent (including inventor’s certificates) which have not been revoked or cancelled by a government agency or held invalid or unenforceable by a court of competent jurisdiction, from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof; (b) pending applications for letters patent, including without limitation any provisional application, utility application, continuing prosecution or continuation application, divisional application, reissue application and/or continuation in part thereof and (c) any foreign or international equivalents or counterparts of such unexpired letters patent and pending applications for letters patent.

“Person” shall mean any individual, entity, association, corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

“Product(s)” shall mean any or all pharmaceutical or biological composition(s) containing an HBV Antibody Controlled by XTL as of the Effective Date or any time thereafter during the term of this Agreement, alone or in combination with another antibody, antibody fragment or other active compound, for all indications, in any formulation, by any route of administration, including without limitation, HepeX-B.  Each distinct formulation of any of the items referred to in the foregoing sentence shall be treated as a separate Product.

“Proprietary Information” shall mean all inventions, discoveries, improvements, processes, formulas, materials, know-how and trade secrets, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by, or on behalf of, one Party to the other Party in connection with this Agreement.

“Recalculated Royalties” shall have the meaning set forth in Section 10.1.

“Regulatory Approval” shall mean any approvals (including supplements, variations, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the sale, import or Commercialization of Products in the Territory.

“Regulatory Authority” shall mean the FDA or any foreign counterpart of the FDA, as applicable.

“Retroactive Payment Quarter” shall have the meaning set forth in Section 10.1.

“Retroactive Royalty Country” shall have the meaning set forth in Section 10.1.

“Retroactive Royalty Year” shall have the meaning set forth in Section 10.1.

“Retroactive Valid Claim” shall have the meaning set forth in the definition of Valid Claim.

“Sublicensee” shall mean, without derogating from the Consent Agreement, any Person (other than an Affiliate of CUBIST) to whom CUBIST grants a sublicense to the license rights granted by XTL to CUBIST hereunder.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

“Sublicensee Revenues” shall mean the aggregate upfront, milestone, royalty and other payments actually received by CUBIST or its Affiliates from each of its Sublicensees (other than XTL, if applicable) with respect to XTL Technology or Products, excluding payments made to reimburse CUBIST for any verifiable costs actually incurred by CUBIST in connection with (a) activities to Obtain Regulatory Approval, manufacture, market, promote, sell, offer to sell, import or export Product and (b) the transaction contemplated between CUBIST and such Sublicensee.

“Territory” shall mean all countries of the world.

“Third Party” shall mean a Person other than CUBIST or XTL or an Affiliate of either Party.

“Third Party Infringement Claim” shall have the meaning set forth in Section 12.6(a).

“Third Party Transaction” shall have the meaning set forth in Section 2.3.

“TM Infringement” shall have the meaning set forth in Section 12.5.

“Trademark” shall mean any word, phrase, slogan, design, symbol or product packaging used or intended to be used to identify the Products or distinguish them from competitive or related products, and shall include any application to register or registration of or common law rights of the foregoing.

“Unlicensed Product” shall mean, with respect to any given country or jurisdiction within the Territory, any pharmaceutical or biological composition containing an HBV Antibody (except for HBIg), for sale or use for the treatment or prevention of Hepatitis B infection or re-infection in such country within the Territory, other than as a result of any license, sublicense, distribution or other arrangement with respect to a Product or the rights or licensees granted by XTL to CUBIST hereunder granted or entered into by CUBIST or any of its Affiliates or distributors.

“Valid Claim” shall mean an unexpired claim of an issued patent within XTL Patents which has not been found to be invalid or unenforceable by a court or other competent authority in the subject country, from which decision no appeal is taken or can be taken.  In the event a claim in a pending patent application Controlled by XTL issues in a country and such issued claim has not been found to be invalid or unenforceable by a court or other competent authority in the subject country, from which decision no appeal is taken or can be taken, such claim shall retroactively be deemed a Valid Claim  in such country for the purposes of royalty and Sublicensee Revenues payments under Section 10.1(b) and Section 10.3(e) as of the date the applicable patent application was filed in such country (a “Retroactive Valid Claim”).

“XTL Activities” shall have the meaning set forth in Section 5.1(b).

“XTL Designated Costs” shall mean, with respect to any period, the Designated Costs attributed to XTL.

“XTL Indemnitees” shall have the meaning set forth in Section 11.3(a).

“XTL Inventions” shall have the meaning set forth in Section 12.1.

 “XTL Know-How” shall mean all inventions (including without limitation all XTL Inventions), discoveries, improvements, methods, processes, formulas, materials, data, know-how, technology, trade secrets and information, whether or not patentable, that (a) are owned or Controlled by XTL as of the Effective Date or at any time during the term of this Agreement, (b) are not, as of the Effective Date or at any time thereafter, in the public domain or generally known or available to the public or disclosed in any XTL Patents, and (c) are necessary or reasonably useful to Obtain Regulatory Approval, manufacture, market, promote, sell, import or export Products in the Territory.

“XTL Licensor Payments” shall mean any amounts that are required to be paid to Yeda pursuant to the XY Agreement as supplemented by the Consent Agreement, or any amounts that XTL is required to pay to any other Third Party licensors pursuant to written agreements entered into prior to the Effective Date which are identified on Exhibit E to the extent that such payments are required (a) with

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

respect to sales of Product, or (b) with respect to milestone or royalty payments that XTL receives, or is deemed to have received under XTL’s agreements with such Third Parties, from CUBIST.

“XTL Patents” shall mean any and all Patents that: (a) are owned or Controlled by XTL as of the Effective Date or at any time during the term of this Agreement; and (b) claim or cover any invention (including, without limitation, any XTL Invention), discovery, improvement, method, process, formula, material, trade secret, technology, data or information, solely to the extent necessary or reasonably useful to Obtain Regulatory Approval, manufacture, market, promote, sell, import or export Products in the Territory (including, without limitation, those Patents listed on Exhibit A); provided, however, that the XTL Patents are all to the extent and only to the extent that XTL has the right to grant licenses or sublicenses thereunder.

“XTL Technology” shall mean XTL Patents and XTL Know-How.

“XTL Trademarks” shall mean the trademarks Controlled by XTL as of the Effective Date and set forth on Exhibit B hereto.

“XY Agreement” shall mean that certain Research and License Agreement between Xenograft Technologies Ltd. (now known as XTL Biopharmaceuticals Ltd.) and Yeda Research and Development Company Ltd. (hereinafter “Yeda”) executed on or about April 7, 1993, as amended on or about August 31, 1995, January 25, 1998, and January 26, 2003 and as further amended as of the Effective Date.

“Yeda Technology” shall have the meaning set forth in Section 12.1.

Section 2.                                          LICENSE; DILIGENCE; RIGHT OF FIRST NEGOTIATION.

2.1                               License Grant.  Subject to the terms and conditions of this Agreement and the provisions of the Consent Agreement, XTL hereby grants to CUBIST the exclusive right and license (even as to XTL), including the right, subject to the Consent Agreement, to sublicense (which includes the sublicense to XTL under Section 2.5 below), under the XTL Technology and XTL Trademarks to Obtain Regulatory Approval, make, have made (including under Section 3.3 below), use, promote, market, sell, have sold, offer to sell, import or export Products in the Territory.  CUBIST (excluding Cubist Affiliates) may grant sublicenses of the rights licensed to CUBIST pursuant to this Section 2.1 (subject to the limitations and obligations imposed pursuant to the Consent Agreement). Any sublicense by CUBIST to a Sublicensee of the rights licensed by XTL to CUBIST hereunder shall be consistent with the terms and conditions of this Agreement and the Consent Agreement, and shall include an obligation for the Sublicensee to comply with the obligations of this Agreement applicable to Sublicensees, including, without limitation, the applicable obligations contained in Section 4.1(b) pertaining to reports, Section 8.1 pertaining to confidentiality and Section 8.5 pertaining to records and audits.  CUBIST hereby agrees to remain liable for performance under this Agreement by all Sublicensees (including CUBIST Affiliates).

2.2                               CUBIST Diligence.  (a)  Subject to, and in accordance with, the terms and conditions of this Agreement and all requirements of applicable laws, rules and regulations, CUBIST shall use Commercially Reasonable Efforts to Obtain Regulatory Approval for HepeX-B in each of the Major Markets, and subsequent to obtaining Regulatory Approval in a Major Market, to Commercialize HepeX-B in such Major Market.  The sole remedy of XTL for any breach by CUBIST of its obligations under this Section 2.2 with respect to any Major Market is to terminate CUBIST’s rights and licenses under this Agreement with respect to such Major Market pursuant to Section 13.4.  In the event CUBIST breaches its obligations under Section 2.2 with respect to [*] or more Major Market countries, XTL shall also have the right pursuant to Section 13.4 to terminate CUBIST’s rights and licenses under this Agreement with respect to each country that is not a Major Market country in which CUBIST is not then using Commercially Reasonable Efforts to Obtain Regulatory Approval for HepeX-B, and subsequent to obtaining Regulatory Approval in such country, to Commercialize HepeX-B in such country.  For the avoidance of doubt, CUBIST shall not be considered to be in violation of its diligence obligations under this Section 2.2 if the failure to use Commercially Reasonable Efforts as required under this Section 2.2 is caused in material part by the wrongful acts or omissions of XTL or any breach of this Agreement by XTL.

(b)                                  CUBIST shall be deemed to have used Commercially Reasonable Efforts for all purposes of this Section 2.2 at all times following such time as CUBIST (and its Affiliates and Sublicensees) has achieved worldwide Net Sales and Sublicensee Revenues which, combined, exceed the aggregate

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

amount of $50,000,000.  Notwithstanding anything to the contrary in this Agreement, the “safe harbor” provisions of this Section 2.2(b) are not intended to set minimum standards of performance by CUBIST, and CUBIST shall be entitled to demonstrate that other efforts with respect to the Product should be deemed to be Commercially Reasonable Efforts.

(c)                                  As set forth in Section 2.2(a), the parties agree that XTL’s sole and exclusive remedy with respect to a material breach by CUBIST of its obligations set forth in Section 2.2(a) shall be to terminate the rights and licenses granted by XTL to CUBIST under this Agreement with respect to those jurisdictions within the Territory in which CUBIST shall have failed to use Commercially Reasonable Efforts; provided that within sixty (60) days after receipt of any report provided by CUBIST under Section 4.1(b), XTL shall have delivered to CUBIST written notice (a “Disagreement Notice”) of such failure, which notice shall set forth in reasonable detail the nature of the alleged failure; provided further that such failure has not been cured or waived within 60 calendar days following delivery of such notice.  If XTL does not deliver a Disagreement Notice under this Section 2.2(c) within such sixty (60) day period, CUBIST shall be deemed to be in full compliance with the terms of Section 2.2(a) with respect to the time period covered by such CUBIST report.  XTL shall not bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with a breach of Section 2.2(a), except as set forth in Section 2.2(d).

(d)                                  If XTL and CUBIST are not able to resolve their disagreement with respect to CUBIST’s compliance with Section 2.2(a) within sixty (60) days after CUBIST’s receipt of a Disagreement Notice, then either XTL or CUBIST, acting alone, may at any time following receipt of such Disagreement Notice by delivery to the other party of a written notice indicating such party’s election to have the disagreement resolved by arbitration (a “Marketing Inquiry”), cause the matter to be submitted to binding arbitration under Section 14.2; provided that (i) the arbitrators shall be entitled to review and resolve only whether or not CUBIST failed to materially comply with its obligations under Section 2.2(a) during the applicable reporting period of time that is the subject of the Marketing Inquiry, and (ii) the arbitrators shall be individuals who are knowledgeable in the field of the development, manufacture, and sale of drugs and drug products, and shall have no current or prior business relationships with any of XTL, CUBIST, or any of their respective Affiliates.

2.3                               Rights to Additional HBV Product.   Subject to the limitation set forth below in this Section 2.3, in the event that XTL intends to grant a license or sublicense (or to otherwise transfer rights other than pursuant to a Change of Control of XTL) to a Third Party to obtain regulatory approval or commercialize Additional HBV Products (a “Third Party Transaction”), XTL shall so notify CUBIST (and shall provide together with such notice all such information necessary or useful to CUBIST to determine whether to exercise its rights under this Section 2.3 with respect to the Additional HBV Products as is in XTL’s possession or control) prior to entering into negotiations or discussions with such Third Party Transaction.  If, within [*] days after CUBIST has received such notice (and information) from XTL, CUBIST notifies XTL in writing that it wishes to negotiate to obtain a license or sublicense (or otherwise acquire rights to) such Additional HBV Products, then the Parties shall negotiate in good faith for a period of [*] days to see if the Parties can reach agreement on commercially reasonable terms pursuant to which XTL would license or sublicense (or otherwise transfer rights to) such Additional HBV Products to CUBIST.  During the [*] day period in which CUBIST and XTL are negotiating pursuant to this Section 2.3, such negotiations shall be exclusive and XTL cannot carry on discussions or negotiations with any Third Party regarding the grant of a license or sublicense (or other transfer of rights) to such Third Party to obtain regulatory approval or commercialize Additional HBV Products in any country or jurisdiction within the Territory.  If XTL and CUBIST cannot reach agreement on such terms within such [*] days, then XTL shall be free to enter into negotiations and discussions with such Third Party, and enter into a Third Party Transaction; provided, however, in no event will XTL enter into an agreement with such Third Party to obtain regulatory approval or commercialize such Additional HBV Products on terms, considered in the totality of the circumstances, any less favorable than the terms last offered or proposed by CUBIST pursuant to the preceding provisions of this Section 2.3 without providing CUBIST with written notice of such terms and giving CUBIST [*] days to accept them.  Notwithstanding anything expressed or implied in the foregoing provisions of this Section 2.3, in the event of a Change of Control of XTL, CUBIST’s rights under this Section 2.3 shall terminate with respect to any Additional HBV Product of which CUBIST was informed by XTL in writing pursuant to Section 15.4 (without copies to legal counsel) at least thirty (30) days prior to the Change of Control of XTL; provided that if CUBIST notifies XTL in writing that it wishes to negotiate to obtain a license or sublicense (or otherwise acquire rights to) such Additional HBV Product within [*] days after XTL informed CUBIST of such Additional HBV Product, CUBIST’s rights under this Section 2.3 shall

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

not terminate with respect to such Additional HBV Product unless and until XTL has negotiated in good faith for a period of up to [*] days and has failed to reach agreement on commercially reasonable terms pursuant to which XTL would license or sublicense (or otherwise transfer rights to) such Additional HBV Product to CUBIST.

2.4                               Directly Competitive Product.  During the term of this Agreement and until the earlier to occur of (a) the first anniversary of the effective date of expiration or termination of this Agreement in its entirety, and (b) the effective date of [*]; XTL shall not develop, research, market, sell, distribute or otherwise Commercialize a Directly Competitive Product in the Territory, nor will XTL provide any services, data or information to any Third Party in the furtherance of, or with respect to, any of the foregoing; provided, however, that the restrictions in this Section 2.4 shall not apply in any jurisdictions with respect to which Cubist’s rights and licenses granted by XTL under this Agreement have been terminated pursuant to Section 2.2.

2.5                               Sublicensing.  (a)  If CUBIST proposes to sublicense to a Third Party any rights to distribute promote, market or sell Product in the United States and/or in more than [*] Major Markets in the European Union, then CUBIST will notify XTL in writing thereof.  If, within [*] days after XTL has received such notice from XTL, XTL notifies CUBIST in writing that it wishes to negotiate to become CUBIST’s Sublicensee with respect to the activities to distribute, promote, market or sell Product described in CUBIST’s notice with respect to such countries, then the Parties shall negotiate in good faith for a period of [*] days to see if the Parties can reach agreement on commercially reasonable terms pursuant to which XTL would serve as such Sublicensee.  During the [*] day period in which CUBIST and XTL are negotiating pursuant to this Section 2.5, such negotiations shall be exclusive and CUBIST cannot carry on discussions or negotiations with any Third Party regarding the opportunity to serve as such Sublicensee in such countries.  If XTL and CUBIST cannot reach agreement on such terms within such [*] days, then CUBIST shall be free to enter into negotiations and discussions with such Third Party, and grant such a sublicense to such Third Party; provided, however, in no event will CUBIST grant such a sublicense to such Third Party on terms, considered in the totality of the circumstances, any less favorable to CUBIST than the terms last offered or proposed by XTL pursuant to the preceding provisions of this Section 2.5 without providing XTL with written notice of such terms and giving XTL [*] days to accept them.

(b)                                  Without limiting clause (a) above, if CUBIST proposes to sublicense to a Third Party any rights to distribute promote, market, and sell Product [*], then CUBIST will notify XTL in writing thereof and thereafter, XTL, to the extent that it remains so interested, shall be included among the interested parties with whom CUBIST holds discussions for such rights until such time as CUBIST selects the party with whom it wishes to enter into negotiations for a definitive agreement for such rights.  XTL acknowledges that beyond inclusion and participation in the discussions for such rights, XTL has no additional right or expectation whatsoever, and CUBIST has no additional obligation to XTL in respect of such rights under this Section 2.5(b).

(c)                                  Notwithstanding anything expressed or implied in this Section 2.5, in the event of a Change of Control of CUBIST, XTL’s rights under this Section 2.5 shall terminate (except with respect to any separate written agreement entered into between CUBIST and XTL prior to the effective date of such Change of Control; provided that CUBIST has promptly complied with the notice provisions set forth in this Section 2.5 prior to such Change of Control).

2.6                               Trademarks.  XTL hereby grants CUBIST an exclusive, royalty-free license under its entire right, title and interest in and to the XTL Trademarks, if any, to use and display the XTL Trademarks in connection with the Commercialization of Product within the Territory.  CUBIST shall not be obligated to use XTL Trademarks, and shall be free to select, create and use its own trade names and marks for its use, in connection with the Commercialization of Product in the Territory.

Section 3.                                          COORDINATION.

3.1                               Joint Alliance Team.

(a)           Within thirty (30) days after the Effective Date, CUBIST and XTL shall establish a committee to exchange information regarding, and to discuss activities to Obtain Regulatory Approval and manufacture and supply of Product in the Territory (the “Joint Alliance Team”), which shall (i) monitor

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

activities to Obtain Regulatory Approval under the HepeX-B Plan, (ii) discuss, formulate, and recommend proposed modifications to the HepeX-B Plan for review by CUBIST and XTL, (iii) serve as a forum for the review and discussion of the Parties’ efforts to Obtain Regulatory Approval and efforts to manufacture Product, (iv) serve as a vehicle to facilitate the transfer to CUBIST of certain information, data and technology related to Products, and (v) serve as a forum for the discussion of disputes between the Parties before resorting to the dispute resolution mechanism in Section 14 of this Agreement.

(b)           The Joint Alliance Team shall be composed of named representatives of CUBIST and named representatives of XTL.  Each Party shall appoint its respective representatives to the Joint Alliance Team from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  Of the initial representatives to be designated by each Party, there shall be expertise in preclinical development, process development, regulatory activities, clinical development, and manufacturing and supply matters.  The Parties shall be free to change their representatives from time to time and at any time.  Each representative serving on the Joint Alliance Team shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity in the specific area of such representative’s expertise. The chief business officer, or his/her designee, of each Party shall serve as co-chair to the Joint Alliance Team. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Joint Alliance Team meetings, subject to compliance with the provisions of Section 8.1 of this Agreement.  The co-chairpersons shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

(c)           The Joint Alliance Team shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every three (3) months unless otherwise agreed by the Parties.  The first meeting of the Joint Alliance Team shall be held no later than sixty (60) days after the Effective Date.  Meetings of the Joint Alliance Team may be held by audio or video teleconference with the consent of each Party; provided that at least two (2) meetings per year shall be held in person, one (1) per year at the location of each party or such other location as the Parties may mutually agree.  Each Party shall be responsible for all of its own expenses of participating in the Joint Alliance Team.  The co-chairpersons will alternate responsibility for preparing minutes of each meeting of the Joint Alliance Team, which minutes will not be finalized until the co-chairperson that did not prepare such minutes reviews and confirms the accuracy of such minutes in writing.

(d)                                  The Joint Alliance Team shall operate by consensus.  If the Joint Alliance Team is unable to reach consensus on any particular issue,  CUBIST shall have the right in its sole discretion to make the final decision.  The Joint Alliance Team shall not have the power resolve any disputes concerning the validity, interpretation or construction of, or the compliance with or breach of, this Agreement, which disputes shall be resolved pursuant to Section 14.  The rights and responsibilities of each Party shall be governed by this Agreement, including the exhibits hereto, and the Joint Alliance Team shall not have any power to amend, modify or waive compliance with this Agreement.

(e)                                  Notwithstanding anything express or implied to the contrary in this Agreement, CUBIST may terminate the Joint Alliance Team and its functions hereunder, in whole or in part, in its sole discretion upon thirty (30) days’ prior written notice to XTL.  Upon termination of the Joint Alliance Team, CUBIST shall assume sole responsibility to update the HepeX-B Plan from time to time in accordance with Section 5.2.

3.2          Coordinators.  Each Party shall appoint a designee (a “Coordinator”) to coordinate its activities under this Agreement.  The Coordinators shall serve as primary contacts between the Parties with respect to this Agreement.  Each Party shall notify the other Party within thirty (30) days of the date of this Agreement of the appointment of its Coordinator and shall notify the other Party as soon as practicable upon changing such appointment.  The Coordinator appointed by each Party shall be responsible for (a) preparing such Party’s representatives serving on the Joint Alliance Team for meetings of the Joint Alliance Team, (b) coordinating the distribution and exchange of information to, from and among such Party’s representatives serving on the Joint Alliance Team, and (c) assisting in the coordination of the day-to-day activities of such Party’s representatives serving on the Joint Alliance Team so that the Joint Alliance Team can function effectively and such representatives can more effectively discharge their responsibilities as members of the Joint Alliance Team.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

3.3                               Non-exclusive Right of Negotiation for Manufacturing Rights.   Subject to the provisions of this Section 3.3, CUBIST hereby grants XTL a non-exclusive right of negotiation during the term of this Agreement to obtain all or any portion of the rights to manufacture and supply Product in the Territory.  In the event that CUBIST proposes to engage a Third Party manufacturer to manufacture and supply Product in the Territory, then CUBIST will notify XTL in writing thereof and thereafter, XTL, to the extent that it remains so interested, shall be included among the interested parties with whom CUBIST holds discussions for the right to manufacture Products in the Territory until such time as CUBIST selects the party with whom it wishes to enter into negotiations for a definitive agreement for such rights.  XTL acknowledges that beyond inclusion and participation in the discussions for such rights, XTL has no additional right or expectation whatsoever, and CUBIST has no additional obligation to XTL in respect of such non-exclusive negotiation rights.  CUBIST shall consider commercially reasonable criteria in selecting its Third Party manufacturers, including without limitation, the Product specifications, the cost of goods sold, regulatory requirements and prior experience and performance.  Without limiting the generality of the foregoing, XTL acknowledges that CUBIST shall have complete liberty to select its manufacturing partners, and to determine all manufacturing activities, as CUBIST, in its sole discretion, sees fit, but consistent with CUBIST’s obligations to use Commercially Reasonable Efforts as set forth in Section 2.2. Notwithstanding anything expressed or implied to the contrary in this Section 3.3, XTL shall be afforded the opportunity to participate in such negotiations only once during the term of this Agreement and in the event that XTL foregoes its non-exclusive right of negotiation for the manufacture and supply of a particular Product, or if XTL participates in such negotiations but is not selected by CUBIST, then XTL’s non-exclusive rights under this Section 3.3 shall terminate. XTL’s rights under this Section 3.3 will terminate upon a Change of Control of CUBIST (except with respect to any separate written manufacturing agreement entered into between CUBIST and XTL prior to the effective date of such Change of Control; provided that CUBIST has promptly complied with the notice provisions set forth in this Section 3.3 prior to such Change of Control).

3.4                               Independence.  Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.  The relationship between CUBIST and XTL is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

Section 4.                                          INFORMATION SHARING.

4.1                               Product Information.  (a)           During the term of this Agreement, XTL shall have an ongoing obligation to transfer to CUBIST all information, including technical data, in XTL’s possession or Control and related to the Product as CUBIST may reasonably require; provided that in the event that XTL is unable to transfer any information or technology to CUBIST required to be transferred under this Agreement, upon CUBIST’s written request, XTL shall arrange for the prompt transfer of such information or technology to an Israeli subsidiary of CUBIST at XTL’s expense.  On the first business day of each quarter during the term of this Agreement, XTL shall provide CUBIST with a written report detailing the activities undertaken by XTL under the HepeX-B Plan and the results obtained from such activities.  At any time during the term of this Agreement, upon reasonable request by CUBIST, XTL shall deliver to CUBIST or its designee copies of all files in the possession or control of XTL or its agents that relate to the Product or activities undertaken by XTL under the HepeX-B Plan.  During the term of this Agreement and for one (1) year thereafter, XTL shall maintain all data and other records in XTL’s possession that are obtained or generated by XTL, its Affiliates or its Third Party service providers in the course of providing services under the HepeX-B Plan (collectively, “Records”) in a safe and secure manner and in accordance with all applicable laws and regulations.  XTL shall make available all Records to CUBIST for examination and duplication, during normal business hours and at mutually agreeable times.  During the term of this Agreement, XTL shall provide CUBIST with reasonable access to pertinent XTL employees or members of Third Party contractors that are engaged in the activities undertaken by XTL under the HepeX-B Plan or have experience with or information related to any Products.  For the purposes of calculating Designated Costs, XTL’s activities under this Section 4.1(a) (with the exception of XTL’s obligation to transfer information or technology to an Israeli subsidiary of CUBIST) in connection with HepeX-B shall be considered to be activities necessary or advisable to Obtain Regulatory Approval for a commercially viable formulation of HepeX-B for the prevention of recurrent Hepatitis B infections in liver transplant patients in the Territory.

(b)                                  On or before February 1st and August 1st of each Contract Year, CUBIST shall provide

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

to XTL written progress reports summarizing in reasonable detail CUBIST’s activities to Obtain Regulatory Approval during the six- (6) month period ending on the preceding December 31st and June 30th, respectively, as well as anticipated activities to be undertaken during the subsequent six-month period.  CUBIST shall also notify XTL in writing of any material developments as a result of CUBIST’s activities to Obtain Regulatory Approval within thirty (30) days thereafter.

4.2                               Pre-Clinical and Clinical Data; Regulatory Filings.  XTL will provide to CUBIST all relevant pre-clinical or clinical information (including without limitation that with respect to Product safety) relating to or in connection with Product in a timely fashion and to permit CUBIST to comply with any applicable law or regulation.  No later than five (5) days after the Effective Date, XTL will provide CUBIST copies of all regulatory filings, INDs, and orphan drug designations, and the results of all pre-clinical and clinical testing of Products performed by or on behalf of XTL.  On an ongoing basis during the term of this Agreement, XTL will provide to CUBIST (i) all information in XTL’s possession or control regarding pre-clinical testing and clinical testing performed or to be performed by or on behalf of XTL with respect to the Products (including, without limitation, information concerning the design and plans with respect to such pre-clinical testing or clinical testing) as such information becomes available, (ii) the results of all pre-clinical and clinical testing performed by or on behalf of XTL with respect to the Products as such information becomes available, (iii) all information in XTL’s possession regarding Products necessary or useful for making regulatory filings in the Territory with respect to Products as such information becomes available, and (iv) copies of all regulatory filings made by or on behalf of XTL with respect to Products promptly after such regulatory filings are made.  CUBIST shall have a right of access, a right of reference and the right to use and incorporate all information provided to it pursuant to this Section 4.2 in its applications for Regulatory Approval of Products within the Territory and for all other purposes related to Obtaining Regulatory Approval, manufacture and Commercialization of Products.  For the purposes of calculating Designated Costs, XTL’s activities under this Section 4.2 in connection with HepeX-B shall be considered to be activities necessary or advisable to Obtain Regulatory Approval for a commercially viable formulation of HepeX-B for the prevention of recurrent Hepatitis B infections in liver transplant patients in the Territory.

4.3                               No Retained Rights.  Notwithstanding anything expressed or implied in the foregoing provisions of this Section 4 to the contrary, nothing in this Section 4 or elsewhere in this Agreement is intended to diminish the scope of the exclusive rights licensed by XTL to CUBIST pursuant to Section 2 or to suggest that, from and after the Effective Date, XTL retains any rights to Obtain Regulatory Approval for, manufacture, use or Commercialize any Product for the prevention or treatment of Hepatitis B, except to the extent necessary for XTL to perform its obligations under the HepeX-B Plan in accordance with the provisions of this Agreement.

Section 5.                                          REGULATORY APPROVAL ACTIVITIES.

5.1                               Regulatory Approval Activities.  (a)  Subject to, and in accordance with, the terms and conditions of this Agreement and all requirements of applicable laws, rules, and regulations, XTL shall use Commercially Reasonable Efforts to conduct its activities to Obtain Regulatory Approval set forth in the HepeX-B Plan; provided, however, that subject to Section 5.1(b), XTL shall not have any obligation to perform activities to Obtain Regulatory Approval under the HepeX-B Plan or, prior to the first iteration of the HepeX-B Plan, under the guidelines attached as Exhibit C (other than the XTL Activities and such other XTL obligations as are expressly set forth in this Agreement) to which XTL has not consented if (i) prior to the first iteration of the HepeX-B Plan, CUBIST attempts to impose obligations that materially deviate in scope from the guidelines set forth in Exhibit C, (ii) the initial HepeX-B Plan materially deviates in scope from the guidelines attached in Exhibit C, and/or (iii) material changes are made to the HepeX-B Plan without XTL’s prior written consent; provided that in all cases, XTL may not refuse to provide any data or information pursuant to Sections 4.1(a) or 4.2.  XTL hereby acknowledges and agrees that it shall not be entitled to engage in any activities to Obtain Regulatory Approval with respect to any Product intended for treatment or prevention of Hepatitis B, unless and until such activities have been incorporated into the HepeX-B Plan and CUBIST shall have provided written consent to XTL engaging in such development activities.  The Parties shall use Commercially Reasonable Efforts to minimize the costs and expenses incurred by them as a result of the performance of their obligations under this Section 5.  Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, XTL shall cease any activities to Obtain Regulatory Approval, including any pre-clinical and clinical activity for Products, upon receipt of written notice from CUBIST to cease such activity, or as soon as practicable thereafter.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

(b)                                  If and to the extent requested by CUBIST and included in the HepeX-B Plan, XTL shall use Commercially Reasonable Efforts to deliver to CUBIST the following (collectively, as described in Exhibit D and as revised from time to time by mutual written consent of the Parties, the “XTL Activities”): (i) a commercially viable method to manufacture Product using [*], including development and implementation of a testing plan to demonstrate comparability to Products produced from [*]; (ii) a commercially viable, concentrated parenteral formulation of Product for both intravenous and subcutaneous injection; (iii) complete the phase 2b study and the PK/PD bridging study for HepeX-B undertaken by XTL and underway as of the Effective Date.

5.2.                            HepeX-B Plan.  All activities of the Parties (including allocation of responsibilities of each Party or its designee) contemplated under this Agreement to Obtain Regulatory Approval, including without limitation, pre-clinical and clinical Product activities, any XTL Activities requested by CUBIST, and all scientific, clinical, manufacturing, regulatory and other activities to be undertaken for a commercially viable Product, and a budget for the foregoing, shall be set forth in a plan, as modified from time to time (the “HepeX-B Plan”).  In addition, the HepeX-B Plan will indicate whether any budgeted costs are Designated Costs.  Within [*] days after the Effective Date, the Joint Alliance Team shall propose a detailed initial HepeX-B Plan for each Party’s review.  An initial guideline identifying major concepts for inclusion in the HepeX-B Plan is attached as Exhibit C; if requested by CUBIST, any or all of the XTL Activities shall also be included in the HepeX-B Plan.  The Joint Alliance Team will propose recommended changes to the HepeX-B Plan at least [*].  No modification to the HepeX-B Plan will be effective unless and until approved by CUBIST and provided to XTL pursuant to Section 15.4 (without copies to legal counsel).  CUBIST will have the sole right to determine whether to [*] CUBIST’s sole discretion, but subject to [*].  XTL has the right to review [*] to the HepeX-B Plan for the purpose of (a) [*] under the HepeX-B Plan should constitute [*]; and (b) to [*] under the modified HepeX-B Plan (other than XTL Activities) as contemplated in Section 5.1(a).  XTL shall have [*] days from receipt of any proposed modified HepeX-B Plan pursuant to Section 15.4 (without copies to legal counsel) to inform CUBIST whether it disputes the categorization of any such costs as Designated Costs.  If XTL timely informs CUBIST that [*], the Parties shall then have [*] business days to discuss [*], and if the Parties cannot agree after good faith discussions whether any [*], the matter shall be resolved in accordance with the dispute resolution process set forth in Section 14.  If XTL does not inform CUBIST within [*] days after receipt of any proposed modified HepeX-B Plan that it agrees to [*] proposed under the modified HepeX-B Plan as contemplated in Section 5.1(a), XTL will be deemed to have elected [*].

5.3                               Use of Data by XTL. All data generated by XTL from any activities engaged in by XTL pursuant to, and in accordance with, the provisions of this Section 5 shall not be used by XTL and its Affiliates, except to support Regulatory Approval in the Territory of Product or to Commercialize Product in the Territory without the prior written consent of CUBIST, which shall not be unreasonably withheld.

5.4                               Costs and Expenses.  The costs and expenses incurred by both Parties in connection with any and all activities engaged in pursuant to, and in accordance with, the provisions of this Section 5, shall be allocated in the manner set forth in Section 7.

5.5                               Health Hazards. Each Party will notify the other Party of any material health hazards with respect to Products that may impact employees involved in the activities to Obtain Regulatory Approval, manufacture, production or supply of Products as soon as practicable, and in any event within forty-eight (48) hours, after such Party becomes aware of such hazards.

5.6                               XTL Compliance.  In connection with any activities undertaken by XTL to Obtain Regulatory Approval in connection with any Product, XTL shall comply with all applicable laws, rules and regulations regarding such activities, as such laws, rules and regulations are in effect where such activities are undertaken.

5.7                               No Debarred Personnel.  In the course of the development of Product or any component thereof, XTL has not used prior to the Effective Date, and neither XTL nor CUBIST shall not use during the term of this Agreement, the services of any employee, consultant, contractor, or clinical investigator that has been debarred by the FDA or any other Regulatory Authorities or that is the subject of debarment proceedings by the FDA or any other Regulatory Authority.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Section 6.                                          REGULATORY ACTIVITIES

6.1                               Regulatory Activities.  Subject to, and in accordance with, the terms and conditions of this Agreement (including Section 6.3), and all requirements of applicable laws, rules, and regulations, CUBIST shall be responsible for filing and obtaining Regulatory Approvals for Products in the Territory.  XTL shall not be entitled to engage in any regulatory activities with respect to any Product without the prior written consent of CUBIST.  XTL shall use Commercially Reasonable Efforts to assist CUBIST in complying with all requirements of applicable laws, rules, and regulations related to Regulatory Approval of Product in the Territory.  Notwithstanding anything in this Section 6 or elsewhere in this Agreement to the contrary, XTL shall cease any regulatory activity and all attempts to Obtain Regulatory Approval with respect to any Product upon receipt of written notice from CUBIST to cease such activity, or as soon as practicable thereafter.

6.2                               Regulatory Approvals.  To the extent permitted by applicable laws, rules and regulations, CUBIST shall file in its own name, and own, all drug, biologic and device approval applications and Regulatory Approvals for Products in the Territory, and shall be solely responsible for all communications with Regulatory Authorities in such countries relating thereto. Upon CUBIST’s reasonable request, XTL shall cooperate with and assist CUBIST in the communication with any Regulatory Authority or in the preparation and submission of any regulatory filing regarding Product, and will provide such information and data in XTL’s possession or control that is necessary to Obtain Regulatory Approval.  If XTL is required by applicable laws or regulations or a Regulatory Authority having jurisdiction in the Territory to disclose information directly to such Regulatory Authority relating to Product, XTL shall notify CUBIST in writing of the requirement and the particulars of the information required to be disclosed, and XTL shall coordinate with CUBIST in making any such disclosure.  Further, with respect to any such required disclosures, CUBIST shall have the right to be present and to participate at all face-to-face meetings and scheduled conference calls between XTL and such Regulatory Authority with respect to Product and CUBIST shall have the right to lead any such face-to-face meetings or scheduled conference calls.  Promptly after the Effective Date, XTL shall transfer and assign to CUBIST any and all such drug, biologic and device approval applications, INDs, orphan drug designations or Regulatory Approvals held by XTL as of the Effective Date.

6.3                               Costs and Expenses. The costs and expenses incurred by both Parties in connection with any and all regulatory activities engaged in pursuant to, and in accordance with, the provisions of this Section 6, shall be allocated in the manner set forth in Section 7.

Section 7.                                          PRODUCT COSTS AND EXPENSES.

7.1                               Collaboration Support.  The Parties acknowledge that XTL will incur costs from and after the Effective Date in furtherance of its activities set forth in the HepeX-B Plan.  Subject to the last sentence of this Section 7.1, CUBIST shall pay XTL $2,000,000 in contemplation of costs, of which (a) [*] after the Joint Alliance Team’s initial presentation of the HepeX-B Plan for approval, unless CUBIST dissolves the Joint Alliance Team prior to such initial presentation, in which case, CUBIST will pay such amount within [*] days after [*]; (b) [*] shall be paid on or prior to [*]; and (c) [*] shall be paid on the last business day of [*].  Notwithstanding anything to the contrary express or implied in this Section 7.1, CUBIST shall have no obligation to make any payment under this Section 7.1 if XTL is in material breach of its obligations under this Agreement.

7.2                               Overall Designated Costs. The Parties shall use Commercially Reasonable Efforts to minimize the Designated Costs.  It is the intent of the Parties, to the extent practicable, to endeavor to limit the Designated Costs to not more than $33,900,000.

7.3                               Designated Costs.  (a)  In addition to the payments under Section 7.1, and subject to Section 7.4, CUBIST shall bear all Designated Costs; provided that any XTL Designated Costs are incurred in the performance of activities that are set forth in an approved HepeX-B Plan in effect as of the time XTL incurred such Designated Costs or became obligated to incur such Designated Costs.  XTL shall submit quarterly invoices in Dollars to CUBIST no later than [*] after the end of each quarter which set forth in reasonable detail the XTL Designated Costs for the immediately preceding quarter.  If not previously approved by CUBIST in writing, CUBIST shall inform XTL within [*] days of receipt of an invoice whether it disputes the categorization of any such costs listed in such invoice as Designated Costs.  The Parties shall have [*] business days to discuss such costs, and if the Parties cannot agree after good faith discussions whether any itemized costs listed in such invoice are Designated Costs, the matter shall be

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

resolved in accordance with the dispute resolution process set forth in Section 14.  CUBIST shall not be responsible for any costs set forth in an invoice that are not Designated Costs.  Subject to the immediately preceding sentence and Section 7.4 below, CUBIST shall reimburse Designated Costs that are not subject to a good faith dispute within [*] days after receipt of such invoice.

(b)                                  CUBIST shall provide to XTL, no later than [*] days after the end of each quarter, a report which sets forth in reasonable detail the CUBIST Designated Costs for the immediately preceding quarter.  XTL shall inform CUBIST within [*] days of receipt of any such report whether it disputes the categorization of any such costs listed in such invoice as Designated Costs.  The Parties shall have [*] business days to discuss such costs, and if the Parties cannot agree after good faith discussions whether any itemized costs listed in such report are Designated Costs, the matter shall be resolved in accordance with the dispute resolution process set forth in Section 14.

7.4                               CUBIST Designated Costs Cap.  Notwithstanding anything express or implied to the contrary contained herein, CUBIST shall be responsible for up to $33,900,000 of the Designated Costs (whether incurred by CUBIST or XTL).  Thereafter, the Parties shall each bear fifty percent (50%) of the Designated Costs in excess of $33,900,000.  From and after the date that the aggregate amount of undisputed Designated Costs is equal to or greater than $33,900,000, after receipt of each invoice from XTL, CUBIST shall determine the aggregate Designated Costs for such quarter by adding the undisputed XTL Designated Costs for such quarter (to the extent such Designated Costs are in excess of the aggregate Designated Costs of $33,900,000) plus the undisputed CUBIST Designated Costs for such quarter (to the extent such Designated Costs are in excess of the aggregate Designated Costs of $33,900,000) (the sum of the XTL Designated Costs and the CUBIST Designated Costs for such quarter referred to herein as the “Aggregate Designated Costs”).  If the undisputed XTL Designated Costs for such quarter are greater than fifty percent (50%) of the Aggregate Designated Costs for such quarter, then CUBIST shall pay to XTL an amount equal to (i) the XTL Designated Costs for such quarter minus (ii) the result of the Aggregate Designated Costs for such quarter divided by two (2).  CUBIST shall pay such amount within [*] days of receipt of the invoice for XTL Designated Costs for such quarter.  If the undisputed CUBIST Designated Costs for such quarter are greater than fifty percent (50%) of the Aggregate Designated Costs for such quarter, then XTL shall pay to CUBIST an amount equal to (I) the CUBIST Designated Costs for such quarter minus (II) the result of the Aggregate Designated Costs for such quarter divided by two (2).  CUBIST shall deliver an invoice to XTL for such amount, which invoice shall set forth in reasonable detail the CUBIST Designated Costs for the immediately preceding calendar quarter.  XTL may either make such payment within [*] days of receipt of the invoice or [*] under [*] hereunder such that the [*] are no less than the [*], until XTL’s share of Designated Costs is offset in full.  A one-time fee of [*] shall be assessed on every amount that [*] pursuant to this Section 7.4.  In addition, interest shall accrue pursuant to Section 10.8 on all [*] that XTL [*] pursuant to this Section 7.4 beginning [*] months after XTL’s receipt of CUBIST’s invoice therefor.  XTL shall have no obligation to pay any Designated Costs that have not been [*] as of the termination or expiration of this Agreement.  XTL shall have no obligation to share in any Designated Costs incurred [*], and interest shall cease to accrue with respect to any previously incurred Designated Costs.  For the avoidance of doubt, XTL’s obligation to share in any Designated Costs under this Section 7.4 shall be limited to HepeX-B, unless otherwise agreed by the Parties in writing.

7.5                               Practices.  XTL will perform its activities under the HepeX-B Plan in accordance with then current Good Laboratory Practices, Good Clinical Practices (as required of a sponsor of a clinical trial), and Good Manufacturing Practices, if and to the extent required by the HepeX-B Plan, and in such event, XTL will include in each agreement with each of its subcontractors, if any, performing any such activities contemplated under the HepeX-B Plan a requirement that such subcontractors perform its activities in accordance with then current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices, as and if applicable.

Section 8.                                          CONFIDENTIALITY; PUBLICATION; RECORDS.

8.1                               Nondisclosure Obligation.  All Proprietary Information disclosed by or on behalf of one Party to the other Party under this Agreement that is marked “confidential” or “proprietary”, and in the case of oral information, is summarized in a writing that is marked “confidential” or “proprietary” and delivered to the other Party within thirty (30) days of disclosure of such information, shall be maintained in confidence by the receiving Party and shall not be disclosed to a non-Party or used for any purpose whatsoever without the prior written consent of the other Party, except to the extent that such Proprietary Information:

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

(a)                                  is known by recipient at the time of its receipt, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by contemporaneous business records;

(b)                                  is properly in the public domain through no fault of the recipient;

(c)                                  is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written business records in existence prior to the receipt of such information from the disclosing Party;

(d)                                  is developed by the recipient independently of, and without reference to or use of, Proprietary Information received from the disclosing Party;

(e)                                  is required to be disclosed to governmental or other regulatory agencies in order to obtain patents, to obtain approval to conduct clinical trials or to market Products, or to comply with applicable governmental or stock exchange or quotation system regulations; provided, however, that such disclosure may be only to the extent reasonably necessary to obtain patents or approval, or to comply with laws or regulations as appropriate and that confidential treatment will be sought to the extent reasonably practicable;

(f)                                    is disclosed to actual or potential permitted sublicensees or permitted assignees and/or other third parties (1) for the purpose of conducting activities under this Agreement (or for such actual or potential permitted sublicensees or permitted assignees and/or other third parties to determine their interest in performing such activities) in accordance with this Agreement or (2) for the purpose of allowing the Party making such disclosure to effectively exploit its rights under this Agreement and obtain all of the benefits under this Agreement to which such Party is entitled as contemplated by this Agreement; provided, however, that such actual or potential permitted sublicensees or permitted assignees and/or other third parties have agreed to be bound by confidentiality obligations substantially equivalent to the terms herein for no less than five years from the date of disclosure;

(g)                                 is disclosed to employees, officers, directors, consultants, agents, investors or potential investors of, or lenders or potential lenders to, the Party making such disclosure; provided, however, that such employees, officers, directors, consultants, agents, investors, potential investors, lenders and potential lenders have agreed to be bound by confidentiality obligations substantially equivalent to the terms herein for no less than five years from the date of disclosure; and provided further that notwithstanding the provisions set forth above in this subsection (g), neither Party shall disclose Proprietary Information of the other Party to potential investors or potential lenders except to the extent that such disclosure is made in the context of such potential investors’ or potential lenders’ due diligence investigation of the Party making such disclosure;

(h)                                 is used by the receiving Party for the purpose of conducting activities under this Agreement in accordance with its respective terms or is used by the receiving Party for the purpose of allowing the receiving Party to effectively exploit its rights under this Agreement and obtain all of the benefits under this Agreement to which such receiving Party is entitled as contemplated by this Agreement; or

(i)                                    is required to be disclosed by law, regulation or court order; provided that notice is promptly delivered to the other Party in order to provide an opportunity to challenge or limit the disclosure obligations; and provided further that such disclosure may be only to the extent reasonably necessary to comply with the applicable law, regulation or court order.

The disclosing Party shall identify any Proprietary Information delivered to the receiving Party that is confidential information of a Third Party and the disclosing Party shall inform the receiving Party of any restrictions, limitations and qualifications imposed on such Proprietary Information by such Third Party.  XTL agrees that with respect to any CUBIST Proprietary Information disclosed to Yeda as contemplated by the XY Agreement and the Consent Agreement, that XTL shall mark all such CUBIST Proprietary Information as “confidential” or “proprietary”, and in the case of oral information, XTL shall summarize such CUBIST Proprietary Information in a writing that is marked “confidential” or “proprietary” and deliver such summary to Yeda within thirty (30) days of disclosure of such CUBIST Proprietary Information.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

8.2                               No Disclosure of Terms.  Either Party may disclose the existence of this Agreement, but, except to the extent otherwise provided below in this Section 8.2, neither Party shall disclose the terms of this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may disclose the terms of this Agreement pursuant to the provisions of subparagraphs (b), (e), (f) (with financial terms redacted), (g), or (i) of Section 8.1 to the same extent as if the terms of this Agreement were Proprietary Information of the non-disclosing Party.

8.3                               No Publication.  XTL shall not publish or publicly present any information (a) relating to this Agreement, (b) any activities conducted under or in relation to this Agreement, or (c) relating to any Product, in all cases without the prior written consent of CUBIST. Neither Party shall make public use of the other Party’s name or identifying marks except as otherwise permitted under this Agreement, with the prior written consent of the other Party or as required by applicable law or regulation.  CUBIST shall not use the names of Yeda, the Weizmann Institute of Science, Rehovot, or Professor Yair Reisner in any advertising, sales literature, or promotional material unless (i) the prior written approval of Yeda thereto has been obtained or (ii) such use or disclosure is to governmental authorities for the purposes of obtaining approval or permission for the exercise of its license rights to any XTL Technology licensed to XTL pursuant to the XY Agreement or is in the fulfillment of any legal duty owed to any governmental authority or is required by applicable law.  Nothing in this Section 8.3 shall limit XTL’s ability to apply for any patent protection.

8.4                               Press Releases, Etc.  Notwithstanding anything set forth in Section 8.1, 8.2 or 8.3 above to the contrary, XTL may not issue any news release or other public announcement relating to this Agreement or to the Parties’ performance hereunder, without the prior written consent of CUBIST, which shall not be unreasonably withheld or delayed, except to the extent required by applicable law, regulation or stock exchange or quotation system requirement; provided that XTL uses Commercially Reasonable Efforts to submit to CUBIST a draft of such news release or public announcement at least five (5) days prior to the date of planned issuance thereof and shall review and consider in good faith any comments provided by CUBIST.  CUBIST may issue any news release or other public announcement relating to Product without the prior written consent of XTL, subject to the confidentiality provisions of Sections 8.1, 8.2 and 8.3; provided, however, that CUBIST may not issue any news release or other public announcement relating to this Agreement or to XTL’s performance hereunder, without the prior written consent of XTL, which shall not be unreasonably withheld or delayed, except to the extent required by applicable law, regulation or stock exchange or quotation system requirement; and provided further that, unless precluded by applicable law, regulation or stock exchange or quotation system requirement, CUBIST will use Commercially Reasonable Efforts to submit to XTL a draft of such news release or public announcement at least five (5) days prior to the date of planned issuance thereof so as to afford XTL the opportunity to object if such proposed press release would violate applicable Israeli law, regulation or stock exchange or quotation system requirement.  In the event of such objection, the parties will diligently cooperate to arrive at a revised draft of such proposed press release that does not so violate such applicable Israeli law, regulation or stock exchange or quotation system requirement.

8.5                               Records; Audit Rights.  Each Party shall keep or cause to be kept full and accurate books of account and records containing all particulars that may be necessary to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to Designated Costs, Net Sales and Sublicensee Revenues.  At the written request (and expense) of either Party, the other Party and its Affiliates, and in the case of CUBIST, its licensees and sublicensees shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, accompanied by representatives of the financial department of the audited Party at reasonable times, upon reasonable notice and no more frequently than once per Contract Year, to examine only those records as may be necessary to determine the correctness or completeness of any report or payment made under this Agreement, including but not limited to Designated Costs, Net Sales and Sublicensee Revenues (including a breakdown of the components thereof so as to enable calculation of royalties payable to Yeda under the XY Agreement), with respect to any Contract Year ending not more than [*] prior to such Party’s request.  Results of any such examination shall be (i) made available to both Parties, (ii) limited to information necessary to report any error in any payment or report made under this Agreement and (iii) subject to the provisions of this Section 8. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than [*] from the amount of the original report, royalty or payment calculation.  In such case, the Party being audited shall bear the

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

full cost of the performance of such audit.

Section 9.                                          LICENSE AND MILESTONE PAYMENTS.

9.1                               Consideration for License.  In consideration for the licenses granted to CUBIST under Section 2, CUBIST shall make a cash payment to XTL of USD $1,000,000 within three (3) business days after the Effective Date of this Agreement.

9.2                               Milestones.  (a)  Subject to the terms and conditions in this Agreement (including, without limitation, the provisions of Sections 9.2(b), 9.2(c) and 9.3 below), CUBIST shall make cash payments to XTL in the respective amounts set forth below upon attainment of the milestones events (each a “Milestone Event”)  set forth below:

Milestone Event	Payment Amount

[*]	USD $	3,000,000

[*]	USD	[*]

(b)                                  CUBIST shall promptly notify XTL in writing upon the achievement of any of the milestones set forth above in Section 9.2(a) and CUBIST shall have [*] days after the occurrence of the Milestone Event to make the corresponding milestone payment due.  All milestone payments shall be in Dollars.

(c)                                  CUBIST shall make only one of the payments set forth in Section 9.2(a) and only upon the first achievement of the applicable Milestone Event by the first iteration of HepeX-B to achieve such milestone.  After the achievement of a given Milestone Event and the payment required to be made by CUBIST pursuant to Section 9.2(a), no further payment shall be due or owed by CUBIST in connection with any Milestone Event, regardless of how many times the same Milestone Event is achieved by different or multiple Products.  If the first achievement of the Milestone Event occurs after December 31, 2008, then no payment shall be due or owed by CUBIST pursuant to Section 9.2(a).

9.3                               Reduction of Milestone Payments.  Notwithstanding any provision in this Section 9 or elsewhere in this Agreement to the contrary, CUBIST shall be entitled to reduce payments required pursuant to Section 9.2 above as set forth in Section 7.4, Section 11.3, or Section 12.10, or pursuant to the Consent Agreement, as further contemplated under Section 10.4.

Section 10.                                   ROYALTIES.

10.1                        Royalties on Net Sales of HepeX-B covered by a Valid Claim.  (a)                                      For each Contract Year during the term of this Agreement, CUBIST shall pay to XTL, subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Sections 10.2, 10.4, 10.5 and 10.9), a royalty with respect to Net Sales of HepeX-B sold by CUBIST or its Affiliates, in any and all countries where the manufacture, use or sale of HepeX-B are covered by a Valid Claim in such country (each a “Patent Country”), equal to:

(i)                                    if Net Sales of HepeX-B in Patent Countries during such Contract Year are equal to or less than [*], ten percent (10%) of the aggregate Net Sales for HepeX-B sold in Patent Countries during such Contract Year, and

(ii)                                if Net Sales of HepeX-B in Patent Countries during such Contract Year are greater than [*], then the lesser of (A) the Patent Royalty Rate, and (B) seventeen percent (17%); multiplied by the aggregate Net Sales for HepeX-B sold in Patent Countries during such Contract Year.

For purposes of this Section 10, the “Patent Royalty Rate” shall equal:

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

[*

]

For purposes of illustration only, if aggregate Net Sales of HepeX-B in Patent Countries during a Contract Year is equal to [*], then the Patent Royalty Rate shall equal to [*], or [*].

(b)                                  In the event of the issuance of a Retroactive Valid Claim in a country that was not a Patent Country prior to such filing (the “Retroactive Royalty Country”), for each Contract Year during which the application for the Retroactive Valid Claim was pending (but in no event more than [*] prior to the date of issuance of such Retroactive Valid Claim in the Retroactive Royalty Country), through the date of issuance (each such Contract Year, a “Retroactive Royalty Year”), CUBIST shall recalculate the aggregate royalties payable under Sections 10.1(a) and 10.2 for each such Retroactive Royalty Year by including the Net Sales of such Retroactive Royalty Country in the calculations for Patent Countries under Section 10.1(a), and reducing by such amount the Net Sales in the calculations for Know-How Countries under Section 10.2 (collectively the “Recalculated Royalties”).  CUBIST will pay to XTL, subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Sections 10.2, 10.4, 10.5 and 10.9), a retroactive royalty with respect to each Retroactive Royalty Year in an amount equal to (i) the Recalculated Royalties, minus (ii) any amounts paid or payable to XTL under Section 10.1(a) and Section 10.2 for such Retroactive Royalty Year prior to effecting any setoffs or offsets under this Agreement.  For the first Retroactive Royalty Year, such retroactive payment will only apply for Net Sales effected after the effective date of filing of the application for the Retroactive Valid Claim.  Such retroactive royalty payments will be paid in [*], each [*] after each of the next [*] (each a [*]; provided that if such aggregate payment together with amounts payable under Section 10.3(e) for the same Retroactive Valid Claim(s) exceeds [*] of the royalties paid or payable prior to effecting any setoffs or offsets under this Agreement for the Contract Year immediately preceding the Contract Year in such Retroactive Valid Claim issued, then CUBIST may elect to pay such retroactive royalty payments in [*] after each of the next [*].  If CUBIST elects to pay in [*], interest shall accrue pursuant to Section 10.8 on all such retroactive royalty payments beginning on the thirty-first (31st) day after the [*] that are then unpaid.

10.2                        Know-How Royalties.  Notwithstanding any provision in this Section 10 or elsewhere in this Agreement to the contrary but subject to Section 10.4(a), for each Contract Year during the term of this Agreement, CUBIST shall pay to XTL a royalty with respect to annual Net Sales of HepeX-B sold by CUBIST or its Affiliates in any country where the manufacture, use or sale of HepeX-B is not covered by a Valid Claim in such country (each a “Know-How Country”) in an amount equal to:

(a)                                  if Net Sales of HepeX-B in the Territory during such Contract Year are equal to or less than [*] of the aggregate Net Sales for HepeX-B sold in Know-How Countries during such Contract Year, and

(b)                                  if Net Sales of HepeX-B in the Territory during such Contract Year are greater than $[*], then the lesser of (i) the Know-How Royalty Rate, and (ii) [*]; multiplied by the aggregate Net Sales for HepeX-B sold in all Know-How Countries during such Contract Year.

For purposes of this Section 10, the “Know-How Royalty Rate” shall equal:

[*

]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

For purposes of illustration only, if aggregate Net Sales of HepeX-B by CUBIST or its Affiliates during a Contract Year in the Territory is equal to [*] (representing [*] of aggregate Net Sales in Patent Countries and $[*] of aggregate Net Sales in Know-How Countries), then the Know-How Royalty Rate under this Section 10.2 shall equal [*], or [*]].

10.3                        Royalties on Net Sublicensee Revenues.  (a)  Subject to Sections 10.3(b), (c) and (d), for each Contract Year during the term of this Agreement, CUBIST shall pay to XTL, subject to the terms and conditions of this Agreement, an amount equal to [*] of the aggregate annual Sublicensee Revenues for such Contract Year.

(b)                                  Notwithstanding anything to the contrary in Section 10.3(a) above, but subject to the other terms and conditions of this Agreement, for each Contract Year during the term of this Agreement, CUBIST shall pay to XTL an amount equal to (i) [*] of the aggregate annual Sublicensee Revenues for such Contract Year with respect to rights to Commercialize Product in the United States of America, and (ii) if CUBIST sublicenses rights to Commercialize Product in more than [*] European Major Markets, CUBIST shall pay to XTL [*] of the aggregate annual Sublicense Revenues for such Contract Year with respect to rights to Commercialize Product in the [*] European Major Market country in which CUBIST has sublicensed rights to Commercialize Product.  In the event it is not clear which of several countries are the [*] European Major Market countries in which CUBIST has sublicensed rights to Commercialize Product, CUBIST shall have the right in its sole discretion to identify which [*] of those countries are the [*] European Major Market countries; provided that such determination may not be subsequently changed by CUBIST without XTL’s prior written consent.  To the extent that Sublicensee Revenues are applicable to more than one country listed above, the percentage of such Sublicensee Revenues that CUBIST shall be required to pay to XTL shall be calculated based on an appropriate weighted average of the applicable countries.

(c)                                  With respect to Sublicensee Revenues that relate solely to Know-How Countries in a particular Contract Year, the amount payable by CUBIST to XTL under Sections 10.3(a) or 10.3(b) will be reduced by [*].

(d)                                  With respect to Sublicensee Revenues (other than Sublicensee Revenues based on sales) from a particular Sublicensee that relate to both Patent Countries and Know-How Countries in a particular Contract Year, the amount payable by CUBIST to XTL under Sections 10.3(a) and 10.3(b) will be reduced by a percentage between [*] (in the event that all countries are Know-How Countries) calculated using a weighted average.  The weighted average shall be based on the reasonable estimate provided in good faith by CUBIST to XTL within thirty (30) days after execution of the underlying sublicense agreement of [*].  If XTL disputes such good faith estimate, then XTL may submit the matter to the dispute resolution procedures set forth in Section 14.

(e)                                  For each Retroactive Royalty Year applicable for a particular country that was not a Patent Country during such Retroactive Royalty Year absent such Retroactive Valid Claim, CUBIST will pay to XTL, subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Sections 10.2, 10.4, 10.5 and 10.9), a retroactive royalty in an amount equal to (i) the amounts that would have been payable with respect to such country under Sections 10.3(a), (b), or (d), minus (ii) any amounts paid or payable to XTL under Section 10.3 with respect to such country prior to effecting any setoffs or offsets.  For the first Retroactive Royalty Year, such retroactive payment will only apply for Sublicensee Revenues received after the effective date of filing of the application for the Retroactive Valid Claim.  Such retroactive royalty payments will be paid in [*] after each of the next [*]; provided that if such aggregate payment together with amounts payable under Section 10.1(b) for the same Retroactive Valid Claim(s) exceeds [*] of the royalties paid for the Contract Year immediately preceding the Contract Year in such Retroactive Valid Claim issued, then CUBIST may elect to pay such retroactive payments in [*].  If CUBIST elects to pay in [*], interest shall accrue pursuant to Section 10.8 on all such retroactive royalty payments beginning on the thirty-first (31st) day after the [*] that are then unpaid.

10.4                        Setoffs and Offsets.  (a)  Notwithstanding any provision in this Section 10 or elsewhere in this Agreement to the contrary but subject to Section 10.4(b), CUBIST shall be entitled to reduce payments otherwise required pursuant to this Section 10 pursuant to Section 7.4, 11.3, or 12.10, or pursuant to the Consent Agreement.  In addition, notwithstanding any provision in this Agreement to the contrary except Section 10.4(b), for any given country within the Territory, CUBIST shall have no obligation to make

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

payments to XTL under Section 10.2 or 10.3 for any Contract Year with respect to a country where Product is not covered by a Valid Claim, if the aggregate unit sales of Unlicensed Products during such Contract Year by all Third Parties in such country constitute more than [*] of the market share on a per unit basis with respect to all unit sales of both such Unlicensed Products and HepeX-B in such country.  CUBIST shall have no obligation to make payments to XTL under Section 10.2 or Section 10.3 for any Contract Year in any country within the Territory:  (i) that is not a [*]; (ii) where HepeX-B is [*]; and (iii) where unit sales of Unlicensed Product that is also covered by a Valid Claim by all Third Parties in such country constitute more than [*] of the market share on a per unit basis with respect to all unit sales of both such Unlicensed Product and HepeX-B.

(b)                                  With respect to any amount payable by CUBIST to XTL under Section 9 or Section 10, in no event may CUBIST setoff or offset amounts under Section 7.4, Section 11.3, or Section 12.10 or pursuant to the Consent Agreement against such payment in an amount exceeding such amount payable.  Setoffs and offsets permitted pursuant to Section 9.3, Section 11.3, and Section 10.4 will be applied in the following order:  (i) first to reductions pursuant to [*]; and (ii) second to reductions pursuant to [*]; (iii) third to reductions pursuant to [*]; and (iv) fourth to reductions pursuant to [*]; provided that in no event will such offsets or setoffs reduce any such payment to an amount less than the amount of the XTL Licensor Payment applicable for such payment period.  Any amounts setoff or offset amounts that are not actually setoff or offset against a particular payment amount, will be carried forward to the next milestone or royalty payment period.

(c)                                  XTL shall use any XTL Licensor Payment amount received under this Section 10.4 for the sole and exclusive purpose of paying such Third Parties; if XTL fails to use such amounts for such purpose, and does not remedy such failure as soon as reasonably practicable, and in any event no later than [*] days after receipt of written notice from CUBIST, and except as otherwise agreed in the Consent Agreement with respect to Yeda, CUBIST may withhold XTL Licensor Payment amounts from subsequent payments under Section 9 or Section 10 to apply against any setoffs or offsets under Section 7.4, Section 11.3, or Section 12.10.

(d)                                  It is agreed that the references to the Consent Agreement in the definition of the XTL Licensor Payments and in Sections 9.3 and 10.4(a) and (b) shall not derogate from the rights of Yeda under the Consent Agreement, and for the purpose of those rights, shall be deemed not to have been made.

10.5                        Term of Royalties.  XTL’s right to receive (and CUBIST’s obligation to pay) royalties under this Section 10 with respect to any country in the Territory shall expire (and Net Sales in such country after expiration will not be applied in the calculation of any royalty rates hereunder) upon the later of (a) ten (10) years from the First Commercial Sale of HepeX-B in such country, or (b) the expiration of the last to expire Valid Claim, if any, covering the manufacture, use, or sale of HepeX-B in such country; provided that if there is no such Valid Claim in such country, then the period described in clause (a) above shall control; and further provided that if clause (a) controls and if the XY Agreement requires XTL to pay royalties with respect to sales of HepeX-B under this Agreement for up to an additional two (2) years after such ten (10) year period, then during such additional period, CUBIST will pay directly to Yeda on behalf of XTL, such royalty amount to which Yeda is entitled under the XY Agreement and the Consent Agreement, calculated as if CUBIST were to continue to pay to XTL the amounts due to XTL under this Agreement and the Consent Agreement during the said two (2) year period.  In the event that, in accordance with the provisions of this Section 10.5, the right of XTL to receive (and CUBIST’s obligation to pay) royalties under this Section 10 in connection with sales of HepeX-B in any country in the Territory expires, CUBIST shall nevertheless remain obligated to pay accrued royalties to XTL in connection with all sales of HepeX-B in such country that occurred prior to the effective date of such expiration.

10.6                        Royalty Payments and Reports.  Royalties shall be calculated by converting all applicable Net Sales and Sublicensee Revenues into Dollars in accordance with the provisions of Section 10.8 below and applying the appropriate royalty percentages set forth in, or determined in accordance with, Section 10.1 or Section 10.2 or Section 10.3, as applicable.  During the term of this Agreement, royalties accrued to XTL pursuant to this Section 10 shall be paid within [*] days after the close of each Contract Year.  Royalty payments shall be made in Dollars.  Within [*] days of the end of each Contract Year, CUBIST shall furnish to XTL a report showing: (i) the calculation of Net Sales for HepeX-B that were sold in the Territory on a country-by-country basis during such Contract Year, (ii) the calculation of Sublicensee Revenues attributed to HepeX-B that was sold in the Territory on a country-by-country basis during such

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Contract Year, (iii) royalties accrued to XTL pursuant to Section 10.1 and pursuant to Section 10.2 during such Contract Year, and (v) the currency exchange rates used in determining the amount of Dollars payable to XTL.  If no royalty payments are due for any Contract Year hereunder, CUBIST shall so report.  All reports delivered pursuant to this Section 10.6 and any information that can be derived therefrom shall constitute Proprietary Information of CUBIST for purposes of Section 8.1.

10.7                        Exchange Rate.  The rate of exchange to be used in computing Designated Costs, Net Sales and Sublicensee Revenues in each country within the Territory shall be made at the average rate of exchange for such country’s currency published in the Wall Street Journal (New York Edition) for the last business day of each month in the applicable period.

10.8                        Interest on Overdue Payments. Any amounts not paid by CUBIST or XTL when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which CUBIST or XTL has made such payment calculated at the annual rate equal to the prime rate plus [*] percent, as prime is reported in the Wall Street Journal (New York Edition), as determined for each month on the last business day of the previous month.  For the avoidance of doubt, this Section 10.8 shall not apply to amounts XTL has elected to have CUBIST offset against future payments pursuant to Section 7.4.

10.9                        Taxes.  If CUBIST is required by law, rule or regulation to withhold taxes from any payments due to XTL from CUBIST hereunder, CUBIST will (i) deduct those taxes from the remittable amount, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of payment to XTL within thirty (30) business days following that payment. CUBIST will provide to XTL such assistance as XTL may reasonably require at XTL’s expense (including without limitation submission of documents to relevant revenue authorities) in claiming exemption from any such withholding requirements or seeking deductions under any double taxation or other similar treaty or agreement from time to time in force.  In the event that XTL delivers to CUBIST an opinion from legal counsel reasonably acceptable to CUBIST that tax withholding is not required, CUBIST shall not make such withholding, in which case, XTL shall, pursuant to the procedures in Section 11.3, indemnify, defend and hold harmless the CUBIST Indemnitees with respect to any Losses resulting from a Third Party claim arising out of CUBIST’s not making such withholding.  Without limiting the generality of the foregoing provisions of this Section 10.9, but subject to the immediately preceding sentence, CUBIST shall be responsible for all taxes imposed on or attributable to it under applicable law, and XTL shall be responsible for all taxes imposed on or attributable to it under applicable law.

10.10                 Products other than HepeX-B.  (a) If, at any time during the term of this Agreement before sales of HepeX-B are being made by CUBIST or a Sublicensee, CUBIST ceases to conduct any material activities to Obtain Regulatory Approval for HepeX-B, CUBIST shall be obligated, at all times during the remainder of the term of this Agreement, under the diligence requirements under Section 2.2 with respect to at least one other Product.

(b)                                  Prior to Commercializing any Product other than HepeX-B (irrespective of whether sales of HepeX-B are made or not): (i) by written notice to XTL, CUBIST may elect to abide by the royalty provisions of this Section 10 with respect to such Product, and references to “HepeX-B” in Section 10, except with respect to this Section 10.10, will be deemed to include such Product, except that CUBIST shall have the right to make setoffs and offsets pursuant to Section 10.4 only with respect to Designated Costs, infringement claims and payments pursuant to Third Party licenses in connection with HepeX-B, which CUBIST could not setoff or offset against royalties or milestones otherwise payable to XTL with respect to HepeX-B; or (ii) if requested by CUBIST, the Parties agree to negotiate in good faith the financial terms and diligence obligations associated with such Product to account for any material increases in costs and expenses with respect to such Product.

(c)                                  In the event CUBIST invokes clause (ii) of Section 10.10(b), if after good faith negotiation, the Parties are unable to mutually agree upon financial terms for such Product, then the matter shall be submitted to the dispute resolution procedures set forth in Section 14.  In the event of arbitration, the arbitrator will determine commercially reasonable financial terms in light of (i) any additional costs required to Obtain Regulatory Approval for such new Product, (ii) the anticipated market for such new Product, (iii) the commercial viability of HepeX-B and the respective investment of the Parties in HepeX-B, and (iv) financial and due diligence terms for other similarly situated products in the marketplace.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Section 11.                                   RISK ALLOCATION.

11.1                        Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that:

(a)                                  it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b)                                  it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)                                  it has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement; and

(d)                                  its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

11.2                        XTL Representations and Warranties.  XTL represents and warrants that:

(a)                                  XTL has not taken any action or omission to encumber any of its right, title and interest in and to the XTL Technology in the Territory in any way that would have a material adverse effect on the rights and licenses granted to CUBIST hereunder;

(b)                                  XTL has sufficient rights in and to the XTL Patents and XTL Know-How to grant the rights set forth in this Agreement to CUBIST, and XTL will do all such things and take all such actions as may be necessary to maintain such sufficient rights in good standing during the term of this Agreement, including the payment of any amounts and the performance of any obligations to any Third Party licensor of XTL Technology as required under any agreement or arrangement with any such Third Party (including without limitation the XY Agreement);

(c)                                  XTL has not misappropriated the trade secrets (or, to XTL’s knowledge after due and reasonable investigation, infringed) the intellectual property rights of any other Person in its activities to Obtain Regulatory Approval hereunder, and, to XTL’s knowledge after due and reasonable investigation, the exercise of the licenses granted to CUBIST under the XTL Patents and XTL Know-How, including to Obtain Regulatory Approval, Commercialize, or manufacture Products in the Territory do not infringe any patent rights Controlled by any Third Party which such patent is granted or published as a patent application on or prior to the Effective Date;

(d)                                  XTL is unaware of any activities by any Third Party that would constitute infringement of any XTL Patents or misappropriation of any XTL Know-How;

(e)                                  XTL is not aware of any claims, judgments or settlements against or owed by XTL and has not received notice of any pending or threatened claims or litigation relating to Product, the XTL Patents or XTL Know-How;

(f)                                    to XTL’s knowledge, after due and reasonable investigation, XTL has not used, prior to the Effective Date, in connection with HepeX-B, the services of any employee, consultant or clinical investigator that has been debarred by the FDA or any other regulatory authority or is the subject of debarment proceedings by the FDA or any other regulatory authority;

(g)                                 XTL has obtained the consent of the Office of the Chief Scientist of Israel (the “OCS”) to the transfer out of Israel of manufacturing rights as detailed under this Agreement by XTL and no

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

provision of this Agreement, including the license grant set forth in Section 2.1, or the performance by either Party of their respective obligations hereunder will violate or be in conflict with any statute, regulation, rule, judgment, order, decree or injunction of any governmental agency or body of Israel;

(h)                                 CUBIST is not and will not be liable to OCS for any loan or obligation incurred by XTL without CUBIST’s prior express, written consent;

(i)                                    neither the execution and delivery of this Agreement by XTL nor the performance of its obligations  hereunder will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, any agreement or commitment to which XTL is a party or by which any XTL Patent or XTL Know-How is subject, including without limitation the XY Agreement;

(j)                                    there is no fact known to XTL that has not been disclosed in writing to CUBIST (i) that could reasonably be expected to have a material adverse effect upon the right to the XTL Patents or the XTL Know-How granted hereunder, or (ii) that could reasonably be expected to materially and adversely affect the ability of XTL to perform its obligations under this Agreement;

(k)                                XTL owns or Controls the human monoclonal antibody [*], as referred to and described in [*], and the human monoclonal antibody [*], as referred to and described in [*]; and

(l)                                    to XTL’s actual knowledge, (i) any clinical studies of HepeX-B undertaken by or on behalf of XTL complied with applicable then current Good Clinical Practices, (ii) any HepeX-B manufactured by or on behalf of XTL for use in humans complied with applicable then current Good Manufacturing Practices and (iii) any pre-clinical activities undertaken by or on behalf of XTL and intended by XTL for inclusion in an application for Regulatory Approval complied with applicable then current Good Laboratory Practices.

11.3                        Indemnity.  (a)  CUBIST hereby agrees to defend, hold harmless and indemnify XTL and its agents, directors, officers and employees (the “XTL Indemnitees”) from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including, without limitation, reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting directly or indirectly from a claim of a Third Party with respect to: (i) the manufacture, handling, storage, use, promotion, sale, offer for sale, distribution, importation or exportation of Products by or on behalf of CUBIST or its Sublicensees (other than by XTL or other than such Losses that result from claims arising out of an XTL indemnification obligation under Section 11.3(b)), (ii) a material breach of any of the provisions of this Agreement by CUBIST or any of its agents or employees; or (iii) the negligence, recklessness, or willful misconduct by CUBIST or any of its agents or employees in the performance of any obligations of CUBIST under this Agreement.  The foregoing indemnification obligations will not apply in the event and to the extent that such Losses arose as a result of any XTL Indemnitee’s negligence, willful misconduct, or breach of this Agreement.

(b)                                  XTL hereby agrees to defend, hold harmless and indemnify CUBIST and its agents, directors, officers, employees, Sublicensees and distributors (the “CUBIST Indemnitees”) from and against any and all Losses resulting directly or indirectly from a claim of a Third Party with respect to: (i) a material breach of any of the provisions of this Agreement by XTL or any of its agents or employees; (ii) the negligence, recklessness, or willful misconduct by XTL or any of its agents or employees in the performance of any obligations of XTL under this Agreement; (iii) the infringement of any Third Party intellectual property right which such intellectual property is issued or published prior to the Effective Date caused by Obtaining Regulatory Approval, Commercialization, or the manufacture, use, promotion, marketing, sale, offer for sale, importation or exportation of HepeX-B in the Territory by CUBIST and its sublicensees or distributors; or (iv) the misappropriation of any Third Party intellectual property right by XTL or any of its agents or employees which is known after due and reasonable investigation as of the Effective Date.

(c)                                  XTL hereby agrees to defend, hold harmless and indemnify CUBIST Indemnitees from and against fifty percent (50%) of any and all Losses resulting directly or indirectly from a claim of a Third Party with respect to: (i) the infringement of any Third Party intellectual property right which such intellectual property is not issued or published prior to the Effective Date caused by Obtaining Regulatory Approval, Commercialization, and the manufacture, use, promotion, marketing, sale, offer for sale,

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

importation or exportation of HepeX-B in the Territory by CUBIST and its Sublicensees or distributors; and (ii) the misappropriation of any Third Party intellectual property right by XTL or any of its agents or employees which is not known or knowable as of the Effective Date.

(d)                                  If either Party is seeking indemnification under this Section 11.3 in connection with a Third Party claim:  (i) it shall inform the indemnifying Party of such Third Party claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the claim; (ii) except as provided in Section 11.3(d)(iii) with respect to claims under Section 11.3(b)(iii), Section 11.3(b)(iv) or Section 11.3(c), the indemnifying Party shall have the right to assume the defense of, and take control of, any such Third Party claim for which it is obligated to indemnify the indemnified Party under this Section 11.3, the indemnified Party shall cooperate with the indemnifying Party (and its insurer) as the indemnifying Party may reasonably request, the indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, and neither Party shall have any obligation to indemnify the other Party in connection with any settlement made without the indemnifying Party’s written consent, provided that the indemnifying Party does not unreasonably withhold or delay any such written consent; and (iii) with respect to claims under Section 11.3(b)(iii), Section 11.3(b)(iv) or Section 11.3(c), CUBIST shall have the right to assume the defense of, and take control of, any such claim, XTL will cooperate with CUBIST as CUBIST may reasonably request, XTL shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any such claim or suit that has been assumed by CUBIST, and XTL shall not have any obligation to indemnify CUBIST in connection with any settlement made without XTL’s written consent, provided that XTL does not unreasonably withhold or delay any such written consent.

(e)                                  Notwithstanding anything expressed or implied to the contrary in this Section 11, the amount of any Losses subject to indemnification shall be reduced by the amount of any insurance proceeds received by the indemnified Party with respect to such Losses; and there shall be no obligation under this Agreement to indemnify such indemnified Party for the amount of Losses so reduced.

(f)                                    XTL [*] under its indemnification obligations as set forth in Section 11.3(b)(iii) and (iv) and under Section 11.3(c), or [*] such that the [*] are no less than the [*], until XTL’s indemnification payment obligations under Section 11.3(b)(iii) and (iv) and under Section 11.3(c) are [*].  Interest shall begin to accrue on any such XTL payment obligations commencing as of the date first due at a rate determined in accordance with Section 10.8 on any such amounts [*].  XTL shall have no obligation to pay any amounts under its indemnification obligations as set forth in Section 11.3(b)(iii) and (iv) and under Section 11.3(c) that have not been [*] as of the termination or expiration of this Agreement.

11.4                        Limitation of Liability. EXCEPT (i) AS A RESULT OF ANY INFRINGEMENT BY A PARTY OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY, (ii) AS A RESULT OF THE FAILURE OF SUCH PARTY TO PERFORM AND OBSERVE ITS CONFIDENTIALITY OBLIGATIONS TO THE OTHER PARTY UNDER THIS AGREEMENT OR (iii) PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.5                        Insurance.  XTL and CUBIST shall each procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated.  It is understood that such insurance shall not be construed to create a limit of the Parties’ liability with respect to its indemnification obligations under this Section 11.  CUBIST and XTL shall provide each other with written evidence of such insurance upon request (which evidence need not necessarily be insurance certificates).  CUBIST and XTL shall provide the other with written notice at least ten (10) days prior to the cancellation, non-renewal or material change in such insurance that materially adversely affects the other Party’s rights hereunder.

Section 12.                                   INTELLECTUAL PROPERTY.

12.1                        Inventions.  (a) The entire right, title and interest in and to all discoveries, improvements, processes, formulas, data, inventions, enhancements, know-how and trade secrets, patentable or

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

otherwise, that arise from activities under this Agreement or that are necessary or useful in connection with Obtaining Regulatory Approval, manufacture, marketing, promotion, sale, import or export of Products, and that were or are developed or invented: (i) solely by employees of CUBIST (“CUBIST Inventions”) shall be owned solely by CUBIST; (ii) solely by employees of XTL (“XTL Inventions”) shall be owned solely by XTL; and (iii) jointly by employees of CUBIST and XTL (“Joint Inventions”) shall be owned jointly by CUBIST and XTL; provided, however, that if the joint ownership by CUBIST and XTL of any Joint Invention conceived using technology funded in whole or in part by OCS (“OCS Technology”) would result in the transfer of any rights outside of Israel in breach or violation of Section 19b1 of the Israeli Encouragement of Development and Research in Industry Law, 1984, then such Joint Invention shall be solely owned by XTL, and XTL hereby grants to CUBIST, for any such Joint Invention: (A) an exclusive, perpetual, worldwide, irrevocable, fully paid up license (with the right to sublicense) to Obtain Regulatory Approval, make, have made, use, promote, market, sell, have sold, offer to sell, import or export Products, and (B) a co-exclusive perpetual, worldwide, irrevocable, fully paid up license (with each Party having the right to sublicense) for any and all other purposes.  Notwithstanding anything to the contrary above, none of the foregoing shall serve to or require (x) CUBIST to assign or transfer, or otherwise relinquish, any of CUBIST’s right, title or interest in or to any CUBIST Invention, Joint Invention, CUBIST Patent, Joint Patent or CUBIST Know-How without the prior written consent of CUBIST, or (y) XTL to assign or transfer, or otherwise relinquish, any of XTL’s right, title or interest in or to any XTL Invention, Joint Invention, XTL Patent, Joint Patent  or XTL Know-How without the prior written consent of XTL.  Commencing as of the Effective Date, XTL shall not use any OCS Technology in the performance of its obligations under this Agreement unless prior to such use (1) XTL notifies CUBIST in writing of XTL’s intent to use OCS Technology, (2) XTL specifically identifies the OCS Technology contemplated to be used and the purpose for which XTL intends to use it, and (3) CUBIST gives its prior written consent to such use of such OCS Technology.  Inventorship shall be determined in accordance with U.S. patent law. All clinical data collected pursuant to services paid for in whole or in part by CUBIST will be owned by CUBIST.

(b)                                 Notwithstanding anything to the contrary in this Agreement, in the case any CUBIST Invention, XTL Invention or Joint Invention is conceived through the use of the Licensed Technology or Licensed Patents (as such terms are defined under the XY Agreement) (excluding the human monoclonal antibody [*], as referred to and described in [*], and the human monoclonal antibody [*], as referred to and described in [*], including any portions or fragments thereof) (collectively the “Yeda Technology”), the parties shall not [*], which shall include the terms and conditions for such registration or use of the CUBIST Invention, XTL Invention or Joint Invention and relating to the ownership thereof.  It is agreed, without derogating from the Consent Agreement, that commencing as of the Effective Date, XTL shall not use any Yeda Technology in the performance of its obligations under this Agreement unless prior to such use (i) XTL notifies CUBIST in writing of XTL’s intent to use Yeda Technology (in which case XTL shall also deliver a copy of such notice to Yeda), (ii) XTL specifically identifies the Yeda Technology contemplated to be used and the purpose for which XTL intends to use it, and (iii) CUBIST gives its prior written consent to such use of such Yeda Technology.

12.2                        Filing, Prosecution and Maintenance of Patents.  (a)  CUBIST shall be entitled to file, prosecute and maintain in the Territory all patent applications and patents that claim any CUBIST Inventions at its sole expense.

(b)                                  XTL agrees to file, prosecute and maintain the XTL Patents at its sole expense, provided, however, that XTL shall (i) use outside counsel reasonably acceptable to CUBIST, (ii) provide CUBIST with all material documentation and correspondence from, sent to or filed with patent offices in the Territory regarding any XTL Patent, (iii) provide CUBIST with a reasonable opportunity to review and comment upon all filings with such patent offices in advance of submissions to such patent offices, and (iv) shall consider, in good faith, incorporating any comments provided by CUBIST.  In the event that XTL is unwilling, unable or otherwise fails to file or prosecute any XTL Patent in any country in the Territory, CUBIST shall have the right, but not the obligation, and XTL shall provide CUBIST with thirty (30) days written notice to permit CUBIST to, file, prosecute and/or maintain such XTL Patent in such country, and XTL shall execute such documents and perform such acts as may be reasonably necessary to allow CUBIST to file, prosecute and maintain such XTL Patent in such country in a timely manner; provided that in any event any such XTL Patents shall always be registered in XTL’s name or in the name of the relevant licensor of XTL as identified in writing to CUBIST by XTL.

(c)                                  With respect to all filings, prosecution and maintenance of any Patent pursuant to this

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Section 12.2, the filing Party shall be responsible for payment of all costs and expenses related to such Patent filing, prosecution or maintenance.

(d)                                  With respect to any Joint Inventions, CUBIST shall have the first right to file, prosecute and maintain in the Territory, upon appropriate consultation with XTL, Patents that claim or cover any Joint Invention (a “Joint Patent”); however, in the event that CUBIST elects not to file any patent application in the Territory with respect to any Joint Invention, XTL shall have such right and upon exercise by XTL of such right, XTL shall have the right to prosecute and maintain in the Territory, upon appropriate consultation with CUBIST, the Joint Patents to which such Joint Invention relates.  Each of XTL and CUBIST shall execute such documents and perform such acts as may be reasonably necessary to allow CUBIST, in the first instance, and XTL, in the second instance, to file, prosecute and maintain Joint Patents in any country within the Territory in a timely basis.  CUBIST shall promptly give notice to XTL of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory of any Joint Patent being prosecuted by CUBIST.  XTL shall promptly give notice to CUBIST of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent being prosecuted by XTL.

12.3                        Option of the Parties to Prosecute and Maintain Patents.  Each Party shall give notice to the other Party of any desire to cease prosecution of patent applications and/or maintenance in the Territory of XTL Patents that such Party is then prosecuting or maintaining, and, in such case, shall permit the other Party, in its sole discretion, to continue such prosecution or maintenance in the Territory at its own expense.  If the other Party then elects to continue prosecution or maintenance in the Territory, each Party shall execute such documents and perform such acts as may be reasonably necessary to allow continuation of such prosecution or maintenance in the Territory.

12.4                        Legal or Administrative Proceedings.  (a)  Each Party shall, within ten (10) days of learning of such event, inform the other of any request for, or filing or declaration of, any interference, opposition, reexamination, revocation, nullity proceeding or declaration of non-infringement and/or invalidity, whether by administrative or legal proceeding, sounding in equity or in law (or the equivalent of any of the foregoing), whether initiated by a Third Party or any patent office, in the Territory relating to any XTL Patent.  XTL and CUBIST shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Each Party shall have the right to review and comment upon any submission to be made in connection with such proceeding and the Party responsible for prosecuting or maintaining the Patent at issue in such proceeding shall consider, in good faith, incorporating any comments provided by the other Party.

(b)                                  Neither Party shall initiate any reexamination, interference, reissue, revocation, nullity or declaration of non-infringement proceeding in the Territory with respect to XTL Patents or Joint Patents without the prior written consent of the other Party.

(c)                                  In connection with any interference, opposition, reexamination, revocation, nullity proceeding or declaration of non-infringement and/or invalidity, whether by administrative or legal proceeding, sounding in equity or in law (or the equivalent of any of the foregoing), whether initiated by a Third Party or any Patent Office, in the Territory relating to any XTL Patent or Joint Patent, XTL and CUBIST will cooperate fully and will provide each other with any information or assistance that either may reasonably request.  The Parties shall keep each other informed of developments in any such action or proceeding, including to the extent permissible by law and contracts, the status of any settlement negotiations and the terms of any offer related thereto.

(d)                                  XTL, in the case of XTL Patents, shall bear the expense of any interference, opposition, reexamination, revocation, nullity proceeding or declaration of non-infringement and/or invalidity, whether by administrative or legal proceeding, sounding in equity or in law (or the equivalent of any of the foregoing), whether initiated by a Third Party or any Patent Office, relating thereto.  The expenses of any interference, opposition, reexamination, revocation, nullity proceeding or declaration of non-infringement and/or invalidity, whether by administrative or legal proceeding, sounding in equity or in law (or the equivalent of any of the foregoing), whether initiated by a Third Party or any Patent Office, with respect to Joint Patents shall be shared equally by the Parties.

(e)                                  This Section 12.4 applies to any proceeding before the United States Patent and Trademark Office or similar patent authority in the Territory and to any proceeding before a court, arbitration panel or similar body of competent jurisdiction.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

12.5                        Enforcement.  (a)  Either Party shall give written notice to the other Party of (i) any actual, alleged or threatened infringement of any XTL Trademark or CUBIST Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims brought by a Third Party against a Product (hereinafter “TM Infringement”), (ii) any infringement of any XTL Patent and/or CUBIST Patent, and/or Joint Patent, and (iii) any misappropriation or misuse of XTL Know-How and/or CUBIST Know-How and/or Joint Inventions; in each case that such Party has knowledge of.  XTL and CUBIST shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both XTL and CUBIST, to terminate any infringement of XTL Patents Joint Patents, or Joint Inventions or to terminate any misappropriation or misuse of XTL Know-How.  CUBIST shall have the first right to initiate and prosecute legal action anywhere in the Territory, at CUBIST’s expense and in its own name, and, as necessary, in the name of XTL, with respect to XTL Patents, XTL Know-How, Joint Patents, and Joint Inventions.  Subject to the provisions of this Section 12.5, CUBIST shall control and conduct such legal action in its sole discretion, including without limitation, the terms and conditions of any settlement.  In the event that CUBIST notifies XTL in writing that it elects not to initiate and/or prosecute any such legal action, or if CUBIST does not take material action to abate any such actual, alleged or threatened infringement within ninety (90) days after the date of notice to CUBIST of such actual, alleged or threatened infringement, XTL shall thereafter have the right to initiate and prosecute such action in the Territory in its own name.

(b)                                  For any infringement action concerning XTL Patents or Joint Patents or any misappropriation or misuse of XTL Know-How or Joint Inventions, in the event that CUBIST elects to initiate or prosecute such action but is unable to do so solely in its own name, XTL will join such action voluntarily, and at CUBIST’s expense, will execute all documents necessary for CUBIST to initiate, prosecute and/or maintain such action.  In the event that XTL elects to be represented by its own counsel in connection with any matter pertaining to such action, XTL shall pay all of the costs and expenses of its own counsel.  In connection with any such action, XTL and CUBIST will cooperate fully and will provide each other with any information or assistance that either may reasonably request, provided, however, CUBIST shall control and conduct such legal action in its sole discretion, including without limitation, the terms and conditions of any settlement.  The Parties shall keep each other informed of developments in any such action or proceeding, including to the extent permissible by law and contracts, the status of any settlement negotiations and the terms of any offer related thereto.

(c)                                  Any recovery of damages or an award received by either or both of XTL and CUBIST in connection with or as a result of any action contemplated by this Section 12.5 or Section 12.6 below, whether by settlement or otherwise, shall be shared in order as follows:

(i)                                     the Party or Parties that prosecuted the action shall recoup all of its or their costs and expenses incurred in connection with the action;

(ii)                                  the other Party (to the extent that it did not prosecute the action) shall then, from funds remaining, recover its costs and expenses incurred in connection with the action to the extent that such costs and expenses are reasonably incurred to comply with such Party’s obligations under Section 12.5 or to the extent that such other Party participates in the prosecution of such action but not as a party thereto; and

(iii)                               any amount remaining shall be included for royalty payment purposes under Section 10.1 within Net Sales in Patent Countries for the royalty period in which such amount was received.

12.6                        Avoidance of Third Party Infringement Claims.  If a Product becomes the subject of a claim by a Third Party that the activities undertaken to Obtain Regulatory Approval, manufacture, use, sell, Commercialize or export or import Product constitutes, causes or results in infringement of any patent rights of such Third Party or other related intellectual property rights (any such claim, a “Third Party Infringement Claim”), the Party first having notice of such Third Party Infringement Claim shall promptly notify the other Party.  In the event that there is a Third Party Infringement Claim that arises from the use or practice of any XTL Patents or XTL Know-How in connection or associated with the activities undertaken to Obtain Regulatory Approval, manufacture, use, sell, offer for sale, Commercialize, export or import Product, the Parties shall confer in good faith as promptly as practicable after both Parties become aware of such Third Party Infringement Claim as to whether it is feasible to alter their approach

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to their activities with respect to the Product so as to avoid such Third Party Infringement Claim without adversely affecting their rights under this Agreement.  In the event the Parties determine in good faith that it is feasible to alter their approach to such activities without adversely affecting their rights under this Agreement, the Parties shall implement such alternative approach to such activities.

12.7                        Patent Term Restoration and Regulatory Data Exclusivity.  The Parties shall cooperate with each other in obtaining patent term restoration or extension, supplementary protection certificates, or their equivalents, with respect to XTL Patents, CUBIST Patents, Joint Patents, and regulatory data exclusivity and the like, with respect to HepeX-B, in the Territory.

12.8                        Patent Marking.  CUBIST shall mark all Products sold with appropriate patent numbers or indicia at XTL’s request to the extent required and/or permitted by law.

12.9                        Trademarks.  (a)  CUBIST shall have the right to determine appropriate trademark, trade dress and other related intellectual property usage in connection with marketing Products under this Agreement.  CUBIST shall have the exclusive right to use any trademarks in connection with marketing Products under this Agreement in the Territory.

(b)                                  XTL agrees to file, prosecute and maintain the XTL Trademarks at its sole expense, provided, however, that XTL shall (i) use outside counsel reasonably acceptable to CUBIST, (ii) provide CUBIST with all material documentation and correspondence from, sent to or filed with trademark offices in the Territory regarding any XTL Trademark, (iii) provide CUBIST with a reasonable opportunity to review and comment upon all filings with such trademark offices in advance of submissions to such patent offices, and (iv) shall consider, in good faith, incorporating any comments provided by CUBIST.  In the event that XTL is unwilling, unable or otherwise fails to file or prosecute any XTL Trademark in any country in the Territory, XTL shall provide CUBIST with thirty (30) days notice to permit CUBIST to file, prosecute and/or maintain such XTL Trademark in such country, and XTL shall execute such documents and perform such acts as may be reasonably necessary to allow CUBIST to file, prosecute and maintain such XTL Trademark in such country in a timely manner.

(c)                                  With respect to all filings, prosecution and maintenance of any Trademark pursuant to this Section 12.9, the filing Party shall be responsible for payment of all costs and expenses related to such Trademark filing prosecution or maintenance.

12.10                 Third Party Licenses.  (a)  The Parties shall confer and discuss whether any license from a Third Party is necessary or advisable to avoid, settle, resolve or satisfy any claim that the activities to Obtain Regulatory Approval, make, have made, use, promote, market, sell, have sold, offer to sell, import or export HepeX-B by CUBIST or its Sublicensees in any country within the Territory infringes or misappropriates any intellectual property rights of such Third Party.  Prior to September 30, 2004, the Parties shall confer and agree upon a strategy as to how to address any Third Parties, if any, then known to the Parties from whom it would be necessary or advisable to obtain a license to avoid, settle resolve, or satisfy any claim that the activities to Obtain Regulatory Approval, Commercialize, manufacture, use, promote, market, sell, offer, import or export of HepeX-B by CUBIST or its Sublicensees in any country within the Territory infringes or misappropriates any intellectual property rights of such Third Party (the “Strategy”).  To assist in devising the Strategy, CUBIST shall engage the services of a nationally recognized law firm with sufficient knowledge and expertise in the field of patent rights.  If the parties, after good faith discussion and due consideration of the input of such law firm, are unable to mutually agree upon the Strategy, then CUBIST may, acting in good faith, make final decisions with respect to devising the Strategy.  The Strategy may be modified from time to time pursuant to the mutual agreement of the Parties; provided that if the parties, after good faith discussion and due consideration of the input from the above-referenced law firm, are unable to mutually agree, then CUBIST may, acting in good faith, make final decisions with respect to revising the Strategy.

(b)                                  CUBIST shall be responsible for obtaining licenses identified in the Strategy on commercially reasonable terms.  CUBIST will provide XTL with five (5) business days to review and [*] the scope of such license is reasonably limited to permit CUBIST to exercise its rights and licenses under, and its activities under and pursuant to, this Agreement to Obtain Regulatory Approval, make, have made, use, promote, market, sell, have sold, offer to sell, import, export, and Commercialize HepeX-B, and whether such license contains commercially reasonable terms; such [*].  If XTL does not [*] within such [*], XTL will be deemed to have [*].  CUBIST shall pay all amounts required to be paid to the Third

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Parties pursuant to such licenses described in Section 12.10(b).  If and to the extent practicable, CUBIST shall endeavor to use reasonable efforts to obtain a clause in any such license permitting assignment of such license to XTL; provided that in no event shall CUBIST be in breach of this Agreement or in any way otherwise liable for any failure to obtain any such assignment clause in any such license; and further provided that CUBIST will have no obligation to include or accept an assignment clause that requires CUBIST to retain or incur any further liability under such license subsequent to such assignment.  XTL may not reject any such license due to the failure of such license to contain such assignment clause as contemplated under this Section 12.10(b).

(c)                                  With respect to licenses obtained pursuant to Section 12.10(b) which were [*], or with respect to which [*] (“Approved Third Party Licenses”) wherein the intellectual property rights were described in an issued patent or published in a patent application as of the Effective Date, unless with respect to any such licenses that were not mutually agreed-upon in the Strategy, XTL obtains a Legal Opinion, at XTL’s expense, that is in form and substance reasonably acceptable to CUBIST (provided that CUBIST must notify XTL within thirty (30) days after receipt of the executed Legal Opinion if CUBIST deems such Legal Opinion to not be reasonably acceptable), CUBIST shall have the right to reduce milestone and royalty payments otherwise owed to XTL pursuant to Sections 9 and 10 by the amounts paid to such Third Parties for such licenses such that the reduced milestone and royalty payments are no less than the [*].  In the event that CUBIST cannot fully offset such amounts against milestone and royalty payments otherwise owed to XTL, unless paid by XTL, interest shall begin to accrue as of the date CUBIST first makes such payment to such Third Party at a rate determined in accordance with Section 10.8 on any such amounts not able to be offset.  CUBIST will reasonably cooperate with the law firm agreed to by the Parties to provide such information as may be reasonably necessary to enable the law firm to render its opinion.

After a Change of Control of CUBIST, (i) amounts previously paid by CUBIST with respect to the licenses described under this Section 12.10(c), plus any accrued interest through the date of the Change of Control, and not yet paid by XTL or offset pursuant to this Section 12.10(c), will continue to be offset against milestone and royalty payments otherwise owed to XTL pursuant to Sections 9 and 10 before any other offsets pursuant to this Agreement; provided that such milestones and royalties shall not be reduced by more than fifty percent (50%), (ii) only fifty percent (50%) of amounts required to be paid by CUBIST pursuant to such licenses after a Change of Control of CUBIST shall be offset against milestone and royalty payments otherwise owed to XTL pursuant to Sections 9 and 10 before any other offsets pursuant to this Agreement; provided that such milestones and royalties shall not be reduced by more than fifty percent (50%), and (iii) interest shall cease to accrue on all amounts paid by CUBIST pursuant to the licenses obtained or to be obtained under this Section 12.10(c) but not otherwise offset as permitted under this Agreement.

(d)                                  With respect to Approved Third Party Licenses wherein the intellectual property rights were neither described in an issued patent nor published in a patent application as of the Effective Date, unless with respect to any such licenses that were not mutually agreed-upon in the Strategy, XTL obtains a Legal Opinion, at XTL’s expense, that is in form and substance reasonably acceptable to CUBIST (provided that CUBIST must notify XTL within thirty (30) days after receipt of the executed Legal Opinion if CUBIST deems such Legal Opinion to not be reasonably acceptable), CUBIST shall have the right to reduce milestone and royalty payments otherwise owed to XTL pursuant to Sections 9 and 10 by fifty percent (50%) of the amounts paid to such Third Parties for such licenses such that the reduced milestone and royalty payments are no less than the XTL Licensor Payments.  In the event that CUBIST cannot fully offset such amounts against milestone and royalty payments otherwise owed to XTL, unless paid by XTL, interest shall begin to accrue as of the date CUBIST first makes such payment to such Third Party at a rate determined in accordance with Section 10.8 on any such amounts not able to be offset.    CUBIST will reasonably cooperate with the law firm agreed to by the Parties to provide such information as may be reasonably necessary to enable the law firm to render its opinion.

After a Change of Control of CUBIST, (i) amounts previously paid by CUBIST with respect to the licenses described under this Section 12.10(d), plus any accrued interest through the date of the Change of Control, and not yet paid by XTL or offset pursuant to this Section 12.10(d), will continue to be offset against milestone and royalty payments otherwise owed to XTL pursuant to Sections 9 and 10 before any other offsets pursuant to this Agreement; provided that such milestones and royalties shall not be reduced by more than fifty percent (50%), and (ii) interest shall cease to accrue on all amounts paid by CUBIST pursuant to the licenses obtained or to be obtained under this Section 12.10(d) but not otherwise

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

offset as permitted under this Agreement.

(e)                                  XTL shall have no obligation to pay any amounts incurred by CUBIST pursuant to the Third Party licenses obtained under this Section 12.10, which amounts have not been offset against milestone and royalty payments as of the termination or expiration of this Agreement.

12.11                 Limitation.  Notwithstanding any other provision in this Section 12, except with respect to the Patents listed in Exhibit A, (a) neither Party shall be obligated to prepare, file, prosecute and maintain Patents, or to bring or pursue enforcement proceedings or defend declaratory judgment actions under this Section 12 if, and to the extent that, such Party is not entitled to do so under its licenses from Third Parties, and (b) any rights conveyed under this Section 12 permitting a Party to prepare, file, prosecute and maintain certain Patents, or to bring and pursue enforcement proceedings, or defend declaratory judgment actions shall be subject to all applicable licenses from Third Parties, and are conveyed only to the extent permitted under such agreements.  With respect to Patents Controlled by XTL after the Effective Date, XTL shall promptly notify CUBIST in writing if XTL is not entitled under its licenses to such Patents from Third Parties to perform the activities listed in (a) above, or if any rights listed in (b) above that have been conveyed to CUBIST are restricted by XTL’s licenses from Third Parties to such Patents.

Section 13.                                   TERM AND TERMINATION.

13.1                        Term.  This Agreement shall be effective as of the Effective Date and remain in effect until the earlier of (a)  the effective date of termination pursuant to Section 13.2 or Section 13.3 below, and (b) the expiration of the term of this Agreement on the date on which CUBIST is no longer obligated, pursuant to this Agreement, to make payment to XTL of any royalties in connection with sales of Products in the Territory. In the event that the term of this Agreement expires pursuant to clause (b) of this Section 13.1, then the licenses granted by XTL to CUBIST shall survive such expiration and shall be fully paid-up, royalty-free, perpetual and irrevocable licenses.

13.2                        Termination by CUBIST.  (a)  This Agreement may be terminated by CUBIST at any time during the term of this Agreement for any reason or no reason if CUBIST gives at least one hundred and eighty (180) days prior written notice of termination to XTL.

(b)                                  CUBIST may terminate this Agreement upon twenty (20) days’ prior written notice to XTL if (i) in CUBIST’s judgment continuation of the activities contemplated hereunder is inappropriate, impractical, or inadvisable either for reasons of safety or efficacy; or (ii) the emergence of any adverse event or side effect with the Product is of such magnitude or incidence in the opinion of CUBIST to support termination.  Upon CUBIST’s delivery of such notice to XTL, CUBIST shall have no further obligations under this Agreement except as provided under Section 13.5.

(c)                                  CUBIST may terminate this Agreement pursuant to this Section 13.2 on a Product by Product or country by country basis.

13.3                        Termination By Either Party Upon Bankruptcy or Insolvency. This Agreement may be terminated in its entirety by either Party by giving written notice of termination to the other Party in the event that such other Party files or institutes any bankruptcy, liquidation or receivership proceedings, or in the event that such other Party makes an assignment of a substantial portion of the assets of such other Party for the benefit of its creditors; provided, however, that, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

13.4                        Termination for Breach. (a)   If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement with respect to one or more Products, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party.  The Breaching Party shall have thirty (30) days to cure such breach; provided that, if cure cannot be reasonably effected within such thirty (30) day period, the Breaching Party may elect to deliver to the Non-Breaching Party within such thirty (30) day period a plan to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, and the Non-Breaching Party shall have the right to approve or reject in writing such proposed plan in its absolute discretion.  If the Non-Breaching Party approves in writing such proposed plan, then the cure period will be extended in accordance with the terms of such plan and the Breaching Party shall use Commercially Reasonable

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Efforts to carry out such plan and cure the breach in accordance with the provisions of such plan.

(b)   If the Breaching Party fails to cure such breach as provided for in Section 13.4(a), the Non-Breaching Party may terminate this Agreement either in its entirety or with respect to one or more Products upon written notice to the Breaching Party; provided that, the Non-Breaching Party gives such written notice of termination within six (6) months after the Breaching Party has failed to cure such breach as provided for in Section 13.4(a).

(c)   If the Non-Breaching Party gives notice of termination under this Section 13.4 and the Breaching Party disputes whether such termination is proper under this Section 13.4, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 13.4(a)) shall be resolved in accordance with Section 14 (Dispute Resolution).  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination.  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

13.5                        Effect of Expiration or Termination of this Agreement.  (a)  In the event of termination or expiration of this Agreement, then, except to the extent otherwise provided in this Section 13.5(a) and Section 13.5(f) below, neither Party shall have any liability or obligation to the other Party under this Agreement.  Notwithstanding the foregoing sentence, the licenses granted to CUBIST under Section 2 shall survive expiration of this Agreement pursuant to Section 13.1(b), and in such event, such licenses shall be deemed to be fully paid up, irrevocable and perpetual.

(b)                                  In the event that CUBIST terminates this Agreement pursuant to Section 13.4, then this Agreement shall terminate, and, except to the extent otherwise provided in Section 13.5(f) below, neither Party shall have any liability or obligation to the other Party under this Agreement.

(c)                                  In the event that CUBIST terminates this Agreement pursuant to Section 13.2, or in the event that XTL terminates this Agreement pursuant to Section 13.4, then this Agreement shall terminate, and, except to the extent otherwise provided in this Section 13.5(c), Section 13.5(d) and Section 13.5(f) below, neither Party shall have any further liability or obligation to the other Party under this Agreement, including with respect to Section 9 and Section 10.  The licenses granted to CUBIST under Section 2 shall terminate.  Notwithstanding anything to the contrary in this Section 13.5(c), in the event that CUBIST terminates this Agreement pursuant to Section 13.2 or XTL terminates this Agreement pursuant to Section 13.4, CUBIST shall have the right to sell in the Territory all of its inventory of Products for a period of twelve (12) months from the effective date of termination, subject to CUBIST’s payment obligations under Section 10.

(d)                                  If requested by XTL within ten (10) days after the effective date of a termination pursuant to Section 13.2 or a termination by XTL pursuant to Section 13.4, either with respect to this Agreement in its entirety, or with respect to a particular Product in one or more countries, CUBIST will: (i) transfer to XTL all INDs, Regulatory Approval applications, Regulatory Approvals and orphan drug designations for such terminated Products in the terminated countries in effect as of the time of any such termination, (ii) subject to the scope of use limitations described in clause (iii) below, provide to XTL a copy of all information, data, records and reports (but specifically excluding know-how of CUBIST and CUBIST Patents) in Cubist’s Control created or obtained in the performance of CUBIST’s or XTL’s activities under this Agreement that are directly related to the Products (or in the event of a termination with respect to a particular Product, such terminated Product) and necessary or reasonably useful for XTL to Obtain Regulatory Approval and Commercialize the Products (or in the event of a termination with respect to a particular Product, such terminated Product) in the terminated countries (collectively, the “Data”), and (iii) grant to XTL a non-exclusive license in the terminated countries in and to the Data solely for the purpose of using and incorporating the Data in its applications for and in the maintenance of Regulatory Approval of Products (or in the event of a termination with respect to a particular Product, such terminated Product) within the terminated countries and to Obtain Regulatory Approval, manufacture and Commercialize Products (or in the event of a termination with respect to a particular Product, such terminated Product) in the terminated countries, and (iv) if permitted under any Third Party licenses obtained by CUBIST after the Effective Date pursuant to the Strategy, CUBIST will assign to XTL such licenses, or if any such license covers countries other than the terminated countries will grant to XTL a sublicense under such

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

license with respect to the terminated countries, to Obtain Regulatory Approval, make, have made, use, promote, market, sell, have sold, offer to sell, import or export HepeX-B in the terminated countries; provided that if any such license requires consents of the Third Party licensor to effect such assignment, CUBIST will request such consent and if such consent is not provided or is otherwise qualified, CUBIST will have no obligation to assign such license.  In addition, upon any such termination, CUBIST shall either (y) negotiate in good faith with XTL to enter into an agreement to supply such terminated Product to XTL on commercially reasonable terms, or (z) if such termination terminated this Agreement in its entirety, provide to XTL all biological materials in CUBIST’s Control created or obtained under this Agreement with respect to Products (subject to CUBIST’s sell-off rights with respect to inventory under Section 13.5(c)), and a copy of all information, data, records and reports (but specifically excluding know-how of CUBIST and CUBIST Patents) in Cubist’s Control created or obtained in the performance of CUBIST’s or XTL’s activities under this Agreement that are directly related to the terminated Products and necessary or reasonably useful for XTL to manufacture such terminated Products, and such data and information shall be deemed to be included within the Data.  Notwithstanding the foregoing, CUBIST will have no obligation to assign or otherwise transfer to XTL any INDs, Regulatory Approval applications, Regulatory Approvals or orphan drug designations if any of the foregoing are in effect with respect to any country other than the terminated countries.  XTL and CUBIST will negotiate in good faith with respect to mutually agree upon reasonable and appropriate compensation to CUBIST for the commercial value received as a result of the transfers and licenses provided as set forth in this Section 13.5(d); if the Parties are unable to so mutually agree within ninety (90) days after the effective date of termination of this Agreement the Parties shall refer the matter to the dispute resolution process set forth in Section 14, and in any arbitration, the arbitrator will take into consideration, among other factors, the investment of CUBIST in creating or obtaining the Data and the Parties’ investment in obtaining such transferred INDs, Regulatory Approval applications, Regulatory Approvals and orphan drug designations, and amounts paid by CUBIST but offset under Section 10.4 with respect to any assigned Third Party licenses.

(e)                                  In the event this Agreement is terminated due to the rejection of this Agreement by or on behalf of a Party under Section 365 of the United States Bankruptcy Code (the “Code”), and the equivalent provisions, if any, of the bankruptcy laws of other countries in which CUBIST exercises the license granted hereunder, all licenses and rights to licenses granted under or pursuant to this Agreement by one Party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, and any such equivalent law, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  The Parties agree that the licensed Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and any such equivalent law, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by a Party, unless the Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party upon written request therefor.  The foregoing is without prejudice to any rights either Party may have arising under the Code or other applicable law.

(f)                                    Termination of this Agreement shall not relieve either Party of any obligation of such Party accruing prior to such termination.  Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination.  The provisions of Section 1, Section 8.2, Section 8.3, Section 8.4, Section 11.3, Section 11.4, Section 12.1, Section 13, Section 14 and Section 15 shall survive the termination of this Agreement.  Section 8.1 and Section 8.5 shall survive termination of this Agreement for a period of five (5) years.

(g)                                 CUBIST shall reimburse XTL for all non-cancelable out-of-pocket expenses XTL incurs after a termination of this Agreement (by CUBIST pursuant to Section 13.2, or by XTL pursuant to Section 13.4) with respect to Third Party service providers contracted by XTL to assist in the performance of XTL’s obligations hereunder; provided that (i) such obligations are set forth in a written agreement between XTL and such Third Party service provider, (ii) the terms and provisions of such written agreement, including those relating to such non-cancelable expenses, are commercially reasonable, (iii) XTL has used commercially reasonable efforts to minimize such non-cancelable expenses; and (iv) such non-cancelable expenses relate solely and directly to the performance of XTL obligations under this Agreement.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Section 14.                                   DISPUTE RESOLUTION.

14.1                        Escalation. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14.1 if and when a dispute arises under this Agreement.  Any dispute arising under this Agreement shall, by either Party providing written notice to the other Party, be referred to the respective chief executive officers of the Parties for attempted resolution by good faith negotiations within  fourteen (14) days after such notice is received.  In the event that the designated officers are not able to resolve such dispute within such fourteen (14) day period, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute shall be submitted for mediation by a mutually acceptable Third Party within thirty (30) days after expiration of the previous fourteen (14) day period, unless the Parties agree to extend the period for submitting the dispute for mediation.  In the event that such dispute is not resolved within thirty (30) days after such dispute is submitted for mediation, unless the parties otherwise agree to extend the time period for resolving the dispute, then such dispute shall be resolved by arbitration pursuant to the provisions of Section 14.2. Pending resolution of any dispute covered by this Section 14.1, both Parties will continue their performance under this Agreement of any obligations (including, without limitation, payment obligations) that are not the subject of such dispute.

14.2                        Arbitration.  (a) Any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 14.1 and that the Parties agree to submit to binding arbitration pursuant to this Section 14.2 will be submitted by the parties to arbitration under rules then in effect (“ICC Rules”) of the International Chamber of Commerce (“ICC”) in New York City, New York, U.S.A. as modified herein or by agreement of the Parties.  Any such arbitration shall be conducted in New York City, New York, U.S.A. by three (3) arbitrators.  Each Party shall select one (1) arbitrator and such arbitrators shall jointly appoint the third arbitrator who shall act as the chairman.  If either Party fails to appoint an arbitrator within thirty (30) days of a request by the other Party, or if the arbitrators selected by the parties cannot agree on a chairman within thirty (30) days after they have been selected, then either Party may request the ICC to appoint such co-arbitrator (for the non-responsive Party) or the chairman.  Such appointment shall be binding on the Parties.  Each Party irrevocably and unconditionally (i) consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding; and (ii) knowingly and voluntarily waives its rights to have disputes tried and adjudicated by a judge and jury except as otherwise expressly provided herein. The Parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Unless the Parties agree otherwise, they shall be limited in their discovery to directly relevant documents.  Responses or objections to a document request shall be served twenty (20) days after receipt of the request.  The arbitrators shall resolve any discovery disputes.  Nothing herein shall prevent the Parties from settling any dispute by mutual agreement at any time.

(b)                                  The arbitration shall be of each Party’s individual claims only, and no claim of any other Party shall be subject to arbitration in such proceeding.  Except as otherwise required by law, the Parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  The arbitration shall be conducted in English language.

(c)                                  The arbitrator(s) shall not have the authority to award any injunctive relief or to award exemplary or punitive damages, and the Parties expressly waive any right to such damages.  The arbitrator(s) shall have the authority to award actual money damages (including interest on unpaid amounts from the date due).  The costs and expenses of the arbitration, but not the costs and expenses of the Parties, shall be shared equally by the Parties; provided that the non-prevailing Party in any arbitration shall pay the other Party’s costs and expenses (including travel expenses) and reimburse such Party for its portion of the arbitration costs. In the event that neither Party wins totally, reimbursement shall be made proportionally in accordance with the ICC Rules.  Any award rendered by the arbitrator(s) shall be final and binding upon the Parties.  Judgment upon the award may be entered in any court of competent jurisdiction.  If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs,

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.

Section 15.                                   MISCELLANEOUS.

15.1                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, earthquakes, fire, floods, embargoes, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, acts of war or terrorism, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical.

15.2                        Assignment.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party which will not be unreasonably withheld or delayed; provided that either may assign this Agreement to one of its Affiliates, or pursuant to a merger, consolidation or sale of substantially all of its assets or stocks or other ownership interests without such prior written consent.  The Parties agree that the issue of whether prior written consent to an assignment was unreasonably withheld or delayed by a Party shall be governed by the laws of the Commonwealth of Massachusetts without reference to any rules of conflicts of laws.  This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.3                        Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

15.4                        Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier, addressed as follows:

If to CUBIST, to:	If to XTL, to:
CUBIST Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, MA 02421 Attention: Chief Executive Officer Telecopier No.: (781) 861-1412	XTL Biopharmaceuticals Ltd. Building 3 Kiryat Weizmann Rehovot 76100 Israel Attention: Chief Executive Officer Telecopier No.: (972) 8.940.5017

With a copy to:	With a copy to:

CUBIST Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel
Telecopier No.: (781) 860-1407

And

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attention: Julio E. Vega, Esq.
Telecopier No.: (617) 951-8736

Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122 Attention: Stephen C. Ferruolo Telecopier No.: (858) 450-8499

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by internationally-recognized overnight courier.

15.5                        English Language.  All notices, disclosures or information delivered or made available by either Party or its employees and agents to the other Party and its employees or agents pursuant to this Agreement shall be made in English.  The English language version of this Agreement shall control notwithstanding the translation of this Agreement into any other language.

15.6                        Applicable Law.  Except as otherwise expressly set forth in Section 15.2, this Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York without reference to any rules of conflict of laws.  The Parties irrevocably consent to the exclusive personal jurisdiction (except as to actions for the enforcement of a judgment, in which case such jurisdiction shall be non-exclusive) of the federal and state courts located in New York, New York, and venue in New York, New York.

15.7                        Entire Agreement.  The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement.  Except as expressly set forth in this Agreement, the Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

15.8                        Headings.  The captions to the several sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof.

15.9                        Independent Contractors.  It is expressly agreed that CUBIST and XTL shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither CUBIST nor XTL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party.

15.10                 Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.11                 Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12                 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.13                 Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

[The remainder of this page is intentionally left blank.]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

XTL BIOPHARMACEUTICALS LTD.		CUBIST PHARMACEUTICALS, INC.

By:	/s/ Martin Becker	By:	/s/ Oliver Fetzer
Name: Martin Becker			Name: Oliver Fetzer
Title: CEO and President			Title: SVP, Corporate Development and CBO

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Exhibit A

(XTL Patents as of the Effective Date)

[*]

Note that confidential treatment has been requested and three (3) pages of material from this Exhibit A has been omitted and filed separately with the Commission.

Antibody 17 Patents

Antibody	19

[*]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

[Combination]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Exhibit B

(XTL Trademarks)

Note that confidential treatment has been requested and one (1) page of material from this Exhibit B has been omitted and filed separately with the Commission.

[*]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Exhibit C

(HepeX-B Plan Guidelines)

Note that confidential treatment has been requested and one (1) page of material from this Exhibit C has been omitted and filed separately with the Commission.

Exhibit C provides guidelines for developing the detailed HepeX-B Plan.  The Guidelines outline the scientific, clinical, regulatory and manufacturing activities that are currently contemplated to be required to Obtain Regulatory Approval for a commercially viable formulation of HepeX-B for the prevention of recurrent Hepatitis B infections in liver transplant patients in the US and the EU.  A preliminary budget for 2004 and 2005 is included and subject to change as the detailed HepeX-B Plan is developed.  These guidelines are subject to section 5.2 of the Agreement.  Activities include:

[*]

It is contemplated that the HepeX-B Plan will also [*].  However, the Parties recognize that additional activities [*] may also be required, and cannot be specified at this stage.

[*]

Note: There might be some redundancy in costs identified in [*].  The preliminary budget does not include costs of [*]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

Exhibit D

(XTL Obligations)

Specific XTL obligations are identified in the following activities:

1.               Complete production of material for [*]

2.               Complete the development of an [*] of HepeX-B

3.               Complete the following clinical studies

a.               [*]

i.      [*] to be completed by April 2005

ii.   [*] to be completed by April 2006

b.              [*] to be completed by January 2005

Complete production of material for [*]

[*]

[*] clones [*] and for [*]were selected and adapted to [*].  [*] produced were [*] and found similar to the [*] produced in [*].

[*] for each [*] was produced by [*].

[*]: Preparation of a [*] consisting of [*] was completed. The [*] was tested by [*], and passed all [*] required by [*]; however, a [*] result was obtained by [*] with the [*].  [*] will perform necessary testing to demonstrate that the results do not represent an [*] (e.g., [*] of three [*] to a study using [*].  [*] will deliver a [*] that is fully compliant with [*] and is acceptable for entry to [*] (i.e., must pass [*] testing) by [*].  Additionally, [*] will provide [*] with all reports and data associated with the [*].

[*]: Preparation of a [*] consisting of [*] was completed. The [*] was tested by [*], and passed all [*] required by [*] in light of the [*] test result obtained above, [*] will perform all tests that may be necessary (in the same manner as is being done for the [*]) should the [*] in any relevant [*].  [*] will deliver a [*] that is fully compliant with [*]-required tests and is acceptable for entry to [*] (i.e., must pass [*] testing) by [*]. Additionally, [*] will provide [*] with all reports and data associated with the [*].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

[*]

About [*] was produced in [*]. Material was [*] is stored until [*]. The [*] described above must be complete prior to release of this material [*], which is to be completed by [*]. If the [*] does not meet the requirements described above, this lot of [*] (i.e. the lot produced from the [*]) must be rejected. [*] will provide [*] with the [*] and all [*] associated with its production (e.g., batch records, results of in-process testing).

Production of [*] is expected to start during [*]. The retesting of the [*] described above must be complete prior to [*] of this [*], which is to be completed by [*]. If the [*] does not meet the requirements described above, [*] (i.e. the lot produced from the [*]) must be [*].[*] will provide [*] with the [*] associated with its [*].

Purified [*] will be formulated in the same [*] and will be vialed in the [*]. Because the [*] studies are not [*] and [*] must be done with the [*] formulated in [*], as was done in earlier studies.

[*] will have completed real [*] for each [*] produced at [*].

[*] will provide to [*] all records and data in [*] possession or control that are associated with the [*] work to enable [*] to continue [*], including [*] and full [*].

The material manufactured at [*] is intended for use in the [*] referenced below and this [*] must be comparable (based upon acceptance criteria) [*] must so that the [*] may be included in this [*].

[*]

[*]

[*] will develop an [*] to [*] the [*] for the HepeX-B [*] (based on [*]).[*] will provide [*] with all [*] reports and data related to this [*], as well as [*] and subsequent technical support.

In addition to performing [*] on the [*] will also aid in [*] for all other [*] previously developed for and relevant to the HepeX-B program.

Complete development of an [*] for HepeX-B

[*] studies were performed at [*] to develop a [*] at a high concentration [*]. [*] was completed.  [*] were selected in which the [*]. [*] will provide [*] with all records, including final study reports, relating to the [*] and the [*].  [*] development for [*] will be completed by [*]. [*] will provide [*] with all records, including final study reports, relating to the [*] and the [*].  Until further testing to [*] is completed, the [*] must be [*] separately for [*].

By [*] will complete an [*] on the [*] in combination at one [*] in the same [*].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

2

Complete the following clinical studies:

Clinical Activities [*] Synopsis

Name of Sponsor: [*]	Name of Active Ingredient: HepeX-B™	Study number: [*]

Title of study: A [*] Study to Compare the [*] of HepeX-B™, a Mixture of Two Monoclonal Antibodies, as Compared to [*] for Treatment of [*]

Investigators: Approximately [*]investigators in [*]
Study centers: [*]

Study period: Approximately [*] ([*] weeks of recruitment + [*] weeks treatment in the [*], with the possibility of enrolling in the [*] of the trial for an additional [*] weeks of treatment. All patients will be observed for [*] after completion of treatment).

Phase of development: [*]

Objectives: The primary objective will be to compare the [*] of HepeX-B™ to [*] as measured by [*], in patients who have received [*] for treatment of [*].[*] is the primary measure of [*] and is defined as [*] measured on two consecutive assessments [*] days apart. Secondary objectives will be to compare the [*] concentrations and to describe the safety of the reference and test agents.

Methodology: This is a [*] study of the [*] of HepeX-B™ as compared to standard [*] in patients who have received [*] for treatment of [*] and who are currently receiving [*] and concomitant treatment with an [*]. Up to [*] patients may be enrolled in order to achieve at least [*] evaluable patients ([*] patients per treatment group). Eligible patients will be [*]. Patients will receive an [*] of study medication every [*] for [*] in the [*], with the possibility of an additional [*] all patients enrolled in the [*] of the trial. All patients will be observed for [*] after completion of treatment. Periodic [*] will be collected for determination of [*] will be monitored by a Data and Safety Monitoring Board (DSMB). After successful completion of this study, patients may be eligible for participation in a 12-month follow-on study to examine [*].

Number of subjects: Up to [*] patients may be enrolled in order to obtain [*] evaluable patients [*]. To be considered evaluable, patients must either receive [*] and complete the [*] follow-up visit, or must have met the criteria for treatment failure. Patients who terminate the study prematurely for reasons other than treatment failure will be replaced.

Main Inclusion Criteria: Patients who are at least [*] post first [*] for treatment of [*], who have received [*] from the time of [*] through the time of entry into the study, who have received an [*] for at least the [*] immediately prior to entry into the study, and who have undetectable [*] on two consecutive tests within the [*] screening period, are eligible for the study.

Main Exclusion Criteria: Patients who are [*], or who have received other [*] are ineligible to participate.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

3

Test product, dose and mode of administration: HepeX-B™ will be [*].

• HepeX-B™ [*] every [*] for [*] for all patients enrolled in the [*], with the possibility of an additional [*] for all patients enrolled in the [*] of the trial. All patients will be observed for [*] after completion of treatment.

• HepeX-B™ [*] every [*] for [*] for all patients enrolled in the [*], with the possibility of an additional [*] for all patients enrolled in the [*] of the trial. All patients will be observed for [*] after completion of treatment.

Reference therapy, dose and mode of administration: [*].

• [*] for all patients enrolled in the [*], with the possibility of an additional [*] for all patients enrolled in the [*] of the trial. All patients will be observed for [*] after completion of treatment.

Duration of treatment and observation: [*] for all patients enrolled in the [*], with the possibility of an additional [*] for all patients enrolled in the [*] phase of the trial. All patients will be observed for [*] after completion of treatment.

Anti-viral assessments: [*] will be determined prior to and [*] following each [*]. [*] results will be confirmed by repeat testing at least [*].

[*] assessments: [*] will be determined immediately prior to each [*], at the end of each [*] after the completion of each [*], and at [*] after each [*]. The [*] determined immediately prior to each [*] will be considered the [*].

Safety assessments: Safety will be evaluated by periodic [*] and reported and observed [*]. Emergence of [*] (as indicated by detectable [*]) will also be reviewed as a safety measure. Selected safety measures, including [*] status, will be reviewed periodically by an independent Data Safety Monitoring Board (DSMB). Criteria will be prospectively established to terminate one or both of the experimental arms in the event of unacceptable risk to study participants.

Criteria for Evaluation: The primary endpoint will be the [*] in each treatment regimen without [*]. [*] is defined as the [*] of detectable [*] measured on two consecutive assessments [*] apart. Secondary endpoints will be a comparison of [*], including the proportion of subjects in each arm of the study with [*], and a description of safety (i.e., [*]) throughout the study.

Statistical Methods: Hypothesis testing will be done for the primary endpoint using a [*] approach at an alpha of [*].
[*]: HepeX-B™ is not inferior to the active comparator, [*], using a maximum delta of [*] To test the null hypothesis, the lower bound of the two-sided 95% confidence interval (CI) of the difference between the proportions of response in HepeX-B™ and the active comparator will be compared to the pre-set threshold ([*] difference). The difference will be calculated HepeX-B™ minus active comparator.

Categorical variables (nominal or ordinal) will be summarized by sample size, number (frequency), and percentage of subjects at each level of the variable. Continuous variables will be summarized by sample size, mean, median, standard deviation (SD), minimum, and maximum values.

For the efficacy analyses, the proportion of patients without [*] breakthrough will be presented by treatment regimen for each analysis population. Summaries of [*] will be presented for the evaluation of safety. Listings of [*] will be provided as well as summaries of the [*]. The primary analysis for the study will be conducted when the last patient enrolled has received [*] and completed [*] of follow-up. At this time, the [*] data for all patients will be analyzed. A secondary analysis will be performed when [*] has been completed by [*] patients and will include all of the data accumulated during the [*].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

4

[*] Study  – Synopsis

It is understood that Cubist will determine the precise timing and scope of [*] prior to their start, and that [*] will be responsible for study execution.

1.1.1.1.1 Name of Sponsor [*]	Name of Active Ingredient [*]	Study number:

Title of study: [*]

Investigator:

Study center:

Study period: [*]	Phase of development: [*]

Objectives:  The primary objectives of this study are to

•                  assess the [*], as determined from [*] administered by [*] (prepared from [*]) administered by [*]

•                  assess the relative [*], as determined from [*], of single doses of [*] (prepared from [*]) administered by [*] (prepared from [*]) administered by [*]

The secondary objectives of this study are to

•                  assess the relative [*], as determined from [*], of single doses [*] (prepared from [*]) administered by [*] (prepared from [*]) administered by [*]

•                  evaluate the safety of the [*] of single doses of [*] (prepared from [*]) compared to [*] (prepared from [*])

Methods:  This study will be conducted in [*]. Subjects will be screened for eligibility.  Subjects will be randomly assigned to receive a [*]:

Group 1: [*] subjects will receive a [*] prepared from [*]

Group 2: [*] subjects will receive a [*] prepared from [*] and administered over [*].

Group 3: [*] subjects will receive a [*] prepared from [*] and administered over [*].

Subjects will remain at the study center for at least [*] after the [*] for collection of [*] and safety monitoring.  Subjects will return to the study center on Study Days [*] for collection of [*] and safety monitoring.  Subjects will return to the study center on Study Day [*] for collection of [*] and completion of a Follow-up visit].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

5

Population:  [*] volunteers, [*], who are [*], and who have a body mass index (BMI) between [*].  Subjects who received [*] and those who use any concomitant medications that may impact [*] within 30 days prior to study entry are not eligible to participate.

Number of subjects:  [*] volunteers will be entered randomly into one of three dose groups ([*]).  Subjects who terminate prematurely before completing the sample collections through Study Day [*] will be replaced.

Test product, dose and mode of administration: [*] (prepared from [*]) administered as a [*]

•                  [*]

•                  [*] (the route of administration, [*], will be based on the results of [*] efforts currently ongoing).

Reference therapy, dose and mode of administration:  [*] (prepared from [*]) administered as a [*]

Duration of treatment and observation:  On Study Day [*] subjects will receive a [*].  Subjects will remain at the study center for at least [*] hours after commencement of the [*] will be collected at intervals while the subjects remain at the study center, and the subjects will be monitored regularly for safety.  Subjects will return to the study center on Study Days [*] for collection of [*] and safety monitoring.  Subjects will return to the study center on Study Day [*] for collection of [*] and for completion of a Termination Visit.

[*] assessments:  [*] concentrations will be determined in [*] collected at the following times:

•                  Study Day [*]:  immediately prior to commencement of the [*], and at approximately Hours [*]

•                  Study Day [*]:  at approximately [*]

•                  Study Day [*]:  at approximately [*]

•                  Study Day [*]:  at approximately [*]

•                  Study Days [*]

Safety assessments:  Safety will be evaluated by periodic [*].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

6

Statistical Methods:

[*]:

The [*] analysis will be based on all subjects who have evaluable [*].  The individual concentration-time profiles of [*] will be evaluated using [*].  Data permitting, the following pharmacokinetic parameters will be determined:

[*]

Descriptive statistics (N, mean, standard deviation, CV, median, minimum, and maximum) will be used to summarize [*] concentration data at each planned sampling time point for each treatment. [*] parameters calculated from the concentrations will also be summarized by treatment using descriptive statistics.

Bioequivalence will be evaluated for [*] (prepared from [*])] compared to [*] (prepared from [*] with an analysis of their log-transformed [*].  [*] with terms for subject and treatment will be performed for the parameters [*].  From these analyses, 90% confidence intervals (CIs) for the geometric test/reference mean ratios will be obtained.  Group 1 will be compared with Group 2, with Treatment Group 2 as the reference.  Bioequivalence will be declared if the 90% confidence limits for the test to reference ratios fall within [*].

Bioeavailability will be evaluated for [*] (prepared from [*])] compared to both [*] (prepared from [*] (prepared from [*] using the same [*] model described above. Group 3 will be compared with Group 1 as well as Group 2, with Treatment Group 1 and Treatment Group 2 as the reference, respectively.  For these comparisons, the bioavailability ratio and 95% C.I. will be calculated using the difference between the [*].

A sample size of [*] per group has been calculated to provide greater than 90% power to demonstrate equivalence using a CV of [*].  The CV of [*] was the largest CV calculated for the log transformed [*] parameters using data from the following study: [*]

Safety:  Descriptive summaries will be provided by treatment group for demographics.  The frequency of adverse events will be tabulated.  Baseline, within study and end-of-study, and change from baseline clinical laboratories, and vital signs will be summarized.  Descriptive statistics will be computed for safety parameters as appropriate.  Further statistical evaluations will be applied for select endpoints, if warranted. All baseline data and safety data collected during the study will be listed for each subject and dose group.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

7

[*] Study  – Synopsis

1.1.1.1.2[Name of Sponsor [*]	Name of Active Ingredient [*]	Study number:

Title of study: [*]

Investigator: [*]

Study center: [*]

Study period: [*]	Phase of development: [*]

Objectives: The primary objectives of this study are to

•                  Compare the [*], as determined by the relative changes in [*] in response to a [*] (prepared from [*]) administered by [*] (prepared from [*].

•                  Compare the [*], as determined by the relative changes in [*] in response to a [*] (prepared from [*]) administered by [*] (prepared from [*]) administered by [*].

The secondary objectives of this study are to

•                  Compare the [*], as determined by the relative changes in [*] in response to a [*] (prepared from [*]) administered by [*] (prepared from [*]) administered by [*].

•                  Evaluate the safety of the [*] (prepared from [*]) compared to [*] (prepared from [*]).

Methods: This study will be conducted in an [*]. Subjects will be screened for eligibility and randomly assigned to receive each of the following treatments on Study Day [*]. [*] washout period between study doses will separate each treatment period.

Treatment A:[*] prepared from [*]

Treatment B:[*] prepared from [*] and administered over [*].

Treatment C: [*] prepared from [*] and administered over [*].

During each treatment period, subjects will remain at the study center for at least [*] after the administration of study medication for collection of [*] and safety monitoring. Following period [*], subjects will return to the study center on Study Day [*] for completion of a Follow-up visit.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

8

Population: Eligible patients will be [*], with a minimum [*] at screening for subject inclusion to allow better cross-over comparison.

Number of subjects: [*] subjects will be entered into the study. Subjects who terminate prematurely before completing the [*] will be replaced.

Test product, dose and mode of administration: [*] (prepared from [*]) administered as [*]

•                  [*]

•     [*] (the route of administration, [*], will be based on the results of [*] efforts currently ongoing).

Reference therapy, dose and mode of administration: [*]

Duration of treatment and observation: The study duration will be approximately [*] for each subject. Subjects will be screened within [*] of administration of [*]. During each treatment period, subjects will receive [*]. Subjects will remain at the study center for at least [*] after commencement of [*]. Subjects will check out on Day [*] following the [*] and return on Day [*] for the [*]. Subjects will be monitored regularly for safety. A washout of [*] between doses will separate each treatment period. Following period [*], subjects will return to the study center between [*] for completion of a Follow-up visit.

[*] and [*] assessments: [*] concentrations and [*] concentrations will be determined in [*] collected at screening and at the following times during each treatment period:

•                  Study Day [*]: immediately prior to commencement of [*], and at approximately [*] commencement

•                  Study Day [*]: [*] commencement

•                  Study Day [*]: [*] commencement Safety assessments: Safety will be evaluated by periodic [*].

Criteria for evaluation:

[*]:The primary variable for comparison of the [*] is the change in [*] (in percent) following [*] administration compared to the concentration immediately prior to administration on Day [*] of each treatment period.

[*]: As secondary variable for comparison, [*] concentration-time data will be compared for the [*] in healthy normal volunteers has been previously evaluated. However, the [*] has not been previously evaluated in patients with [*]. [*] are expected to be highly variable between patients due to the complex relationship to [*] concentration, changes in [*] over time will be evaluated for each treatment.

[*].

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

9

Statistical Methods:

Pharmacodynamics:

The pharmacodynamic analysis will be based on all subjects who have evaluable change in [*]. For each concentration-time point, a change from baseline value (in percent) will be calculated as follows: [*]. The individual percent change from baseline values of [*] will be evaluated using model-independent methods as implemented in [*]. Data permitting, the following pharmacodynamic parameters will be determined:

[*]

The rational for deriving partial average changes from baseline for select time intervals is the [*]:

[*]         concentrations appears to be correlated to the baseline [*] concentration which could affect interpretation of the changes in [*] in the later portion of the concentration-time profile

[*]         Intersubject variability due to the severity of the disease state is likely to affect the rate of [*] which could affect interpretation of the changes in [*] in the later portion of the concentration-time profile

[*]         The potential of differences in [*] may affect the [*]

Descriptive statistics (N, mean, standard deviation, CV, median, minimum, and maximum) will be used to summarize the percent change from baseline concentration data at each planned sampling time point for each treatment. Change from baseline pharmacodynamic parameters will also be summarized by treatment using descriptive statistics.

Similarity in [*] will be evaluated for the percent change from baseline pharmacodynamic parameters for [*] (prepared from [*]) relative to [*] (prepared from [*]) with an analysis of their pharmacodynamic parameters. An [*] with terms for subject, period, sequence, and treatment will be performed for the parameters [*] above. One-sided 95% confidence intervals (CI) for the test/reference mean ratios will be estimated from the [*] to assess [*] of the test treatments using [*]. The test treatment will be compared with the reference treatment and [*] will be declared] if the 95% confidence limit for the test to reference ratios are greater than [*] for all of the identified parameters.

Similarity in [*] be evaluated for the percent change from baseline pharmacodynamic parameters for [*] (prepared from [*]) relative to both [*] (prepared from [*])[*] (prepared from [*]) using the same [*] model described above. One-sided 95% confidence intervals (CIs) for the test/reference mean ratios will be estimated from the [*] to assess [*] of the test treatments using [*]. Treatment A will be compared to Treatment C and to Treatment B, with Treatments C and B treated as reference. Non-inferiority will be declared if the 95% confidence limit for the test to reference ratios are greater than [*] for all of the identified parameters.

A sample size of [*] yields just over 80% power to show [*] in the cross-over design using the following assumptions.

•                                          There is no difference between the [*]

•                                          [*] defined as the test treatment yielding responses no less than [*] of the reference treatment

•                                          The intra-patient CV is at most [*].

•                                          [*] one-sided significance level].

Pharmacokinetics:

Descriptive statistics (N, mean, standard deviation, CV, median, minimum, and maximum) will be used to summarize [*] concentration data at each planned sampling time point for each treatment.An attempt will be made to perform a pharmacokinetic analysis for those subjects who have [*] that follow a traditional pattern of [*]. The individual concentration-time profiles of [*] will be evaluated using model-independent methods as implemented in [*]. Data permitting, the following pharmacokinetic parameters will be determined:

[*]

[*] pharmacokinetic parameters calculated from the concentrations will also be summarized by treatment using descriptive statistics. Differences in concentration-time data and/or pharmacokinetic parameters will be evaluated graphically.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

10

Safety: Descriptive summaries will be provided by treatment group for demographics. The frequency of adverse events will be tabulated. Baseline, within study and end-of-study, and change from baseline clinical laboratories, and vital signs will be summarized. Descriptive statistics will be computed for safety parameters as appropriate. Further statistical evaluations will be applied for select safety endpoints, if warranted. All baseline data and safety data collected during the study will be listed for each subject and dose group.

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.

11

Exhibit E

(XTL Licensor Payments)

Note that confidential treatment has been requested and one (1) page of material from this Exhibit E has been omitted and filed separately with the Commission.

[*]

*Confidential Treatment Requested. Material has been omitted and filed separately with the Commission.